EXHIBIT 3.3

ENVIRONMENTAL RESPONSE TRUST AGREEMENT

BY AND AMONG

MOTORS LIQUIDATION COMPANY f/k/a GENERAL MOTORS CORP.,
REMEDIATION AND LIABILITY MANAGEMENT COMPANY, INC.,
and
ENVIRONMENTAL CORPORATE REMEDIATION COMPANY, INC.
as Settlors,

EPLET, LLC,
not individually but solely in its representative capacity
as Environmental Response Trust Administrative Trustee,

AND

THE UNITED STATES OF AMERICA,
as Environmental Response Trust Beneficiary and Powers and Rights Holder

AND

THE STATES OF DELAWARE, ILLINOIS, INDIANA, KANSAS, MICHIGAN, MISSOURI, NEW JERSEY, NEW YORK, OHIO, WISCONSIN, COMMONWEALTH OF VIRGINIA, THE LOUISIANA DEPARTMENT OF ENVIRONMENTAL QUALITY, THE MASSACHUSETTS DEPARTMENT OF ENVIRONMENTAL PROTECTION, THE DEPARTMENT OF ENVIRONMENTAL PROTECTION OF THE COMMONWEALTH OF PENNSYLVANIA AND THE SAINT REGIS MOHAWK TRIBE
as Environmental Response Trust Powers and Rights Holders

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF CONSTRUCTION		2
1.1	Definitions	2
1.2	Principles of Construction	9

ARTICLE 2 ESTABLISHMENT OF THE ENVIRONMENTAL RESPONSE TRUST		9
2.1	Name	9
2.2	Establishment of Environmental Response Trust	9
2.3	Purpose of the Environmental Response Trust	10
2.4	Transfer of Ownership	10
2.5	Transfer of Funds and Creation of Environmental Response Trust Accounts	11
2.6	Holder of Environmental Response Trust Assets	12
2.7	Management of Environmental Response Trust Assets	12
2.8	Investment and Safekeeping of Environmental Response Trust Assets	13
2.9	Insurance Policy to Cover Cost Overruns with Respect to Future Response Actions	14
2.10	Access and Institutional Controls	14
2.11	Internal Accounting	15
2.12	Inspection of Book	15
2.13	Independent Audits	15
2.14	Termination	16
2.15	Property Disposition	17

ARTICLE 3 WORK AND DISTRIBUTIONS		17
3.1	Budgets for and Payments by the Environmental Response Trust	17
3.2	Manner of Payment	19
3.3	Unclaimed Distributions	20

ARTICLE 4 THE ENVIRONMENTAL RESPONSE TRUST ADMINISTRATIVE TRUSTEE		20
4.1	Appointment	20
4.2	General Authority	21
4.3	Powers	21
4.4	Cleanup Managers	23
4.5	Redevelopment Manager	24
4.6	Retention of Professionals	24
4.7	Executive Compensation	25
4.8	Limitation of the Environmental Response Trust Administrative Trustee's Authority	25
4.9	Reliance by the Environmental Response Trust Protected Parties	25
4.10	Cost Reimbursement of the Environment Response Trust Administrative Trustee	26
4.11	Liability of Environmental Response Trust Protected Parties	26
4.12	Exculpation and Indemnification	27
4.13	Termination of the Environmental Response Trust, Replacement or Removal of the Environmental Response Trust Administrative Trustee	28
4.14	Appointment of Successor Environmental Response Trust Administrative Trustee	30
4.15	No Bond	30

ARTICLE 5 ENVIRONMENTAL RESPONSE TRUST BENEFICIARY AND POWERS AND RIGHTS HOLDERS		30
5.1	Environmental Response Trust Beneficiary	30
5.2	Identification of Environmental Response Trust Beneficiary	30
5.3	Settlors and Powers and Rights Holders	32
5.4	Transfer of Beneficial Interests, Rights and Powers	40

ARTICLE 6 REPORTING AND TAXES		40
6.1	Reports	40
6.2	Other	41
6.3	Reports in Support of Insurance Claims	41
6.4	Tax Treatment of the Environmental Response Trust	41
6.5	Taxable Entity	41
6.6	Trustee as Administrator	42
6.7	Fiscal Year	42
6.8	Property Taxes	42
6.9	Expedited Determination	43

ARTICLE 7 MISCELLANEOUS PROVISIONS		43
7.1	Amendments and Waivers	43
7.2	Cooperation	43
7.3	Situs of the Environmental Response Trust	44
7.4	Headings	44
7.5	Severability	44
7.6	Sufficient Notice	45
7.7	Counterparts	45
7.8	Actions Taken on Other Than Business Day	45
7.9	Compliance with Laws	45
7.10	Preservation of Privilege	45
7.11	No Partnership	46
7.12	Uniform Trust Act	46
7.13	Dispute Resolution	46

EXHIBIT “A” -	Legal Description of Properties Transferred to the Environmental Response Trust
EXHIBIT “B” -	Form of Quitclaim Deed
EXHIBIT “C” -	List of Transferred Contracts

ENVIRONMENTAL RESPONSE TRUST AGREEMENT

This Environmental Response Trust Agreement (“Agreement”) is made and entered as of the 3rd day of March, 2011, by and among Motors Liquidation Company f/k/a General Motors Corp. (“MLC”), a Delaware corporation, Remediation and Liability Management Company (“REALM”), a Michigan corporation, and Environmental Corporate Remediation Company, Inc. (“ENCORE”), a Delaware corporation, as debtors and debtors in possession in the Bankruptcy Case (defined below) (collectively “Settlors” or “Debtors”); EPLET, LLC, not individually but solely in its representative capacity as Environmental Response Trust Administrative Trustee (defined herein) of the Environmental Response Trust established hereby (the “Environmental Response Trust”); the United States of America (the “Environmental Response Trust Beneficiary” or “United States”); the States of Delaware, Illinois, Indiana, Kansas, Michigan, Missouri, New Jersey, New York, Ohio, Virginia and Wisconsin and the Louisiana Department of Environmental Quality, the Massachusetts Department of Environmental Protection and the Department of Environmental Protection of the Commonwealth of Pennsylvania (collectively, the “States”) and the St. Regis Mohawk Tribe (the “Tribe”).

R E C I T A L S:

WHEREAS, on June 1, 2009, MLC and certain of its affiliates and subsidiaries commenced liquidation cases by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended ( “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York, (“Bankruptcy Court”), and on October 9, 2009, REALM and ENCORE commenced liquidation cases by filing voluntary petitions for relief under chapter 11 of title 11 of the Bankruptcy Code in the Bankruptcy Court, (collectively, “Chapter 11 Cases”);

WHEREAS, on August 31, 2010, the Debtors filed a Chapter 11 Plan of Liquidation (“Plan of Liquidation”) (as amended, modified and supplemented from time to time) with the Bankruptcy Court;

WHEREAS, Settlors are potentially responsible or liable parties with respect to the Properties (identified in Attachment A to the  Environmental Response Trust Consent Decree and Settlement Agreement Among Debtors, the Administrative Trustee, the United States and certain States (“Settlement Agreement”)) and surrounding areas where Hazardous Substances have migrated, are continuing to migrate, or otherwise have or will come to be located, and are obliged as owner of the Properties to comply with applicable law, including Environmental Law;

WHEREAS, the Settlors, the United States and the States have entered into the Settlement Agreement with respect to the Properties;

WHEREAS, the Plan of Liquidation provides for the creation of the Environmental Response Trust and transfer of certain of the Properties and Funding (defined below) to the Environmental Response Trust to be administered by the Environmental Response Trust Administrative Trustee pursuant to this Agreement and the Settlement Agreement;

WHEREAS, in accordance with the Plan, this Agreement and the Settlement Agreement, the Environmental Response Trust is established to resolve or satisfy one or more contested or uncontested claims that have resulted or may result from an event (or related series of events) that has occurred and that has given rise to at least one claim asserting liability under environmental laws; and, in connection therewith, to conduct, manage and/or fund Environmental Actions with respect to certain of the Properties, including the migration of Hazardous Substances emanating from certain of the Properties, in accordance with the provisions of this Settlement Agreement and the Trust Agreement; to reimburse the Lead Agency for Environmental Actions it conducts or has agreed to pay for with respect to the Properties; own certain of the Properties; carry out administrative and property management functions related to certain of the Properties and pay associated administrative costs; and try to sell or transfer the Properties owned by the Environmental Response Trust so that they can be put to productive or beneficial use;

WHEREAS, pursuant to the Plan of Liquidation and the Settlement Agreement, on the Effective Date (defined below), Debtors shall transfer certain of the Properties, along with the Funds (defined below), to the Environmental Response Trust;

WHEREAS, this Agreement and the Settlement Agreement govern the Environmental Response Trust, which is created pursuant to section 1.468B-1 of the Treasury Regulations promulgated under the Internal Revenue Code;

WHEREAS, the Environmental Response Trust shall be the exclusive holder of the assets described herein and in the Settlement Agreement for purposes of 31 U.S.C. § 3713(b); and

WHEREAS, the Environmental Response Trust is intended to qualify as a qualified settlement fund pursuant to section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (“Treasury Regulations”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and in the Settlement Agreement, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1	Definitions

The following terms as used in this Agreement shall have the definitions given below:

1.1.1
“Administrative Expenses” means the expenses incurred in administering the Environmental Response Trust, including but not limited to property taxes, liability insurance, security, personnel costs, utilities, maintenance, professional fees, Property marketing costs, and demolition costs unrelated to Environmental Actions.

1.1.2	“Administrative Funding Account” means the funding held by the Environmental Response Trust for the costs necessary for the administration of the Environmental Response Trust and the orderly wind-down of the Properties, including, but not limited to, Administrative Expenses.  Such funding shall be set aside in separate dedicated subaccounts.  Funds in the Administrative Funding Account shall not be used by the Administrative Trustee to fund any Environmental Action.

1.1.3
“Administrative Funding Reserve Account” means the funding held by the Environmental Response Trust in a separate dedicated account for the express purpose of being used by the Administrative Trustee to fund actual or projected shortfalls in the Administrative Funding Account identified by the Administrative Trustee prior to the third anniversary of the Effective Date.  Such shortfalls are strictly limited to unexpectedly high demolition costs and Property holding costs and unexpectedly low proceeds derived from rental of Properties or proceeds derived from the sale of Properties or personalty.  The Administrative Funding Reserve Account shall not be used under any circumstances to fund any Environmental Action or any administrative or personnel matters, including legal or professional matters.

1.1.4
“Administrative Trustee” or “Environmental Response Trust Administrative Trustee” means (i) EPLET, LLC, not individually but solely in its representative capacity as Administrative Trustee, by and through Elliott Laws, not individually but solely in his representative capacity as president, manager or managing member of the Administrative Trustee, of the Environmental Response Trust that is created pursuant to this Environmental Response Trust Agreement, the Settlement Agreement, and the Debtors’ Plan of Liquidation, as detailed in, inter alia, paragraphs 29 through 32 of the Settlement Agreement, and (ii) any successor thereto.

1.1.5	“Agreement” means this Environmental Response Trust Agreement.

1.1.6	“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

1.1.7	“Bankruptcy Code” means chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended.

1.1.8	“Beneficiary” or “Environmental Response Trust Beneficiary” means the United States.

1.1.9	“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

1.1.10
“Chapter 11 Cases” means the voluntary petitions for relief under chapter 11 of title 11 of the Bankruptcy Code in the Bankruptcy Court filed by MLC and certain of its affiliates and subsidiaries on June 1, 2009, and by REALM and ENCORE on October 9, 2009.

1.1.11
“Cleanup Manager” or “Environmental Response Trust Cleanup Manager” means an employee of the Environmental Response Trust or the Environmental Response Trust Administrative Trustee with responsibilities for certain Environmental Actions and related activities at Properties located in a specified geographic area, as described and designated pursuant to, inter alia, Paragraphs 45-47 of the Settlement Agreement.

1.1.12	“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Liquidation pursuant to section 1129 of the Bankruptcy Code.

1.1.13
“Court” means the Bankruptcy Court or, if the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of this Agreement, a United States District Court having competent jurisdiction with respect to such matters.

1.1.14
“Cushion Funding Account” means the funding held by the Environmental Response Trust that is available for Environmental Actions at any of the Properties under the circumstances described in Paragraphs 57 and 58 of the Settlement Agreement.

1.1.15	“Debtors” means MLC, REALM and ENCORE.

1.1.16	“EDC” means the Government of Canada and the Government of Ontario, through the Export Development Canada, Canada’s export trading agency.

1.1.17	“Effective Date” means the day on which the Plan of Liquidation becomes effective in accordance with its terms and the Confirmation Order.

1.1.18
“Environmental Action” means any response, removal, investigation, sampling, remediation, reclamation, closure, post-closure, corrective action, engineering controls, institutional controls, deed restrictions, oversight costs and OMM activities authorized or required under law with respect to a Property.

1.1.19	“Environmental Costs” means the costs and expenses of implementing Environmental Actions with respect to any Property that are part of an approved budget.

1.1.20	“Environmental Cost Account” shall mean each of the Minimum Estimated Property Funding Account, Reserve Property Funding Account and Long Term OMM Property Funding Account.

1.1.21
“Environmental Response Trust” means the Environmental Response Trust as such term is defined in the Plan of Liquidation and the Settlement Agreement.  Actions of the Environmental Response Trust shall be performed by or at the direction of the Administrative Trustee.

1.1.22	“Environmental Response Trust Account” shall have the meaning given in Section 2.5.2. hereof.

1.1.23
“Environmental Response Trust Assets” means the funding placed in the Environmental Response Trust Accounts and the assets transferred to the Environmental Response Trust in accordance with this Agreement, the Settlement Agreement and the Plan, but shall not include any General Motors, LLC (“New GM”) securities.  The Environmental Response Trust Assets are comprised of (i) Cash in the amount of no less than $641,414,653 million, as adjusted pursuant to Paragraphs 36 and 37 of the Settlement Agreement; (ii) the Properties listed in Exhibit “A” to this Trust Agreement; (iii) personal property, including equipment, related to certain of the Properties; (iv) all leases of Environmental Response Trust Assets with New GM; (v) all Transferred Contracts; and (vi) such other assets acquired or held by the Environmental Response Trust from time to time pursuant to this Agreement, the Settlement Agreement and the Plan of Liquidation, or an order of the Court.

1.1.24
“Environmental Response Trust Protected Parties” means the Administrative Trustee, individually and/or in its capacity as official representative of the Environmental Response Trust, and the Environmental Response Trust’s and the Administrative Trustee’s shareholders, members, officers, managers, directors, employees (including but not limited to the Cleanup Managers and the Redevelopment Manager), attorneys and agents, if any, solely in their capacities as such.  Each of the Environmental Response Trust Protected Parties is, individually, an Environmental Response Trust Protected Party.  For avoidance of doubt, the Environmental Response Trust is not an Environmental Response Trust Protected Party.

1.1.25
“Environmental Response Trust Proceeds” means income, interest earned and proceeds of any liquidation, sale, lease, recovery or other disposition of or other proceeds with respect to the Environmental Response Trust Assets.

1.1.26	“Environmental Response Trust Beneficiary” or “Beneficiary” means the United States of America (“United States”).

1.1.27
“Environmental Law” means any applicable federal, tribal, state or local law, statute, ordinance, rule, regulation or code, any license, permit, authorization, administrative or court order, judgment, decree or injunction, including all common law, related to pollution, protection or restoration of health, safety or the environment, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of pollutants or Hazardous Substances, including, without limitation, CERCLA; RCRA; the Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution

Control Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. 651, et seq. as it relates to the exposure of Hazardous Substances, and any applicable tribal, state, or local law counterparts, as the same may be reauthorized or amended from time to time.

1.1.28
“Final Order” means a court order that has not been reversed, stayed, modified, or amended, and as to which (i) the time to appeal, seek review, rehearing or remand, or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (ii) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

1.1.29
“Funds” or “Funding” means those funds contributed by the Debtors to the Environmental Response Trust in an amount no less than $641,414,653 in order to pay Environmental Costs and Administrative Expenses of the Properties and the Environmental Response Trust, and to fulfill the purposes of the Environmental Response Trust consistent with this Agreement and the Settlement Agreement.

1.1.30	“Governments” means the United States, the States, and the Tribe.

1.1.31
“Hazardous Substances” means all materials, substances, or wastes defined, designated, regulated or classified as hazardous, toxic or radioactive, under any Environmental Laws, whether by type or by quantity, and includes but is not limited to petroleum or any derivative or by-product thereof and asbestos containing materials.

1.1.32	“Indemnifiable Expenses” has the meaning set forth in Section 4.12.2.

1.1.33	“Internal Revenue Code” or “IRC” means title 26 of the Internal Revenue Code of 1986, as amended, 26 U.S.C. §§ 1 et seq.

1.1.34
“Lead Agency” means the agency designated as such for each Property, as reflected on Attachment A Column 7 to the Settlement Agreement.  For each Property, the Lead Agency shall either be the U.S. EPA, or an agency of the State in which the Property is located.  The U.S. EPA and the State in which a Property is located may provide the Administrative Trustee with joint written notice that the Lead Agency for the Property has changed.

1.1.35	“Long Term OMM Property Funding Account” means the funding (if any) to be held by the Environmental Response Trust and to be set aside in separate dedicated subaccounts for each Property and preserved for OMM with respect to each Property beginning ten years after the Effective Date.

1.1.36
“Minimum Estimated Property Funding Account” means the funding to be held by the Environmental Response Trust and to be set aside in separate dedicated subaccounts for each Property that has been estimated as the minimum amount of funding with respect to Environmental Actions with respect to each Property.

1.1.37
“MSPA” means the Amended and Restated Master Sale and Purchase Agreement by and among General Motors Corporation and its debtor subsidiaries, as Sellers, and NGMCO, Inc., as successor in interest to Vehicle Acquisition Holdings LLC, a purchaser sponsored by the U.S. treasury, as purchaser, dated as of June 26, 2009, together with all related documents and agreements as well as all exhibits, schedules, and addenda thereto, as amended, restated, modified, or supplemented from time to time.

1.1.38	“OMM” means operation, monitoring and maintenance activities required as Environmental Actions.

1.1.39	“Parties” means the Settlors, the Environmental Response Trust Administrative Trustee and the Governments.

1.1.40
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

1.1.41	“Plan of Liquidation” means the Chapter 11 Plan of Liquidation filed by Debtors on August 31, 2010, as amended, modified and supplemented from time to time and incorporating the Settlement Agreement.

1.1.42
“Properties” means each of the 89 properties that are set forth and more particularly described in Attachment A to the Settlement Agreement including, without limitation, all Settlor-owned fixtures, improvements, and equipment located thereon as of the Effective Date and all appurtenances, rights, easements, rights-of-way, mining rights, mineral rights, mineral claims, appurtenant groundwater rights, associated surface water rights, claims and causes of actions, and filings or other interests relating to or benefitting such properties.

1.1.43	“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

1.1.44	“Redevelopment Manager” means the employee of the Environmental Response Trust Administrative Trustee with responsibilities relating to the return of Properties to beneficial use, as described in and designated pursuant to, inter alia, Paragraph 48 of the Settlement Agreement.

1.1.45
“Reserve Property Funding Account” means the funding to be held by the Environmental Response Trust and to be set aside in separate dedicated subaccounts for each Property that has been estimated as an appropriate minimum amount of reserve funding with respect to Environmental Actions with respect to each Property for use in performing Environmental Actions upon exhaustion of the Minimum Estimated Property Funding Account.

1.1.46
 “Settlement Agreement” means the Environmental Response Trust Consent Decree and Settlement Agreement Among Debtors, the Administrative Trustee, the United States and Certain States dated October 20, 2010.

1.1.47	“Settlors” means MLC, REALM and ENCORE.

1.1.48
“States” means the States (or Commonwealths) of Delaware, Illinois, Indiana, Kansas, Michigan, Missouri, New Jersey, New York, Ohio, Pennsylvania, Virginia, and Wisconsin, and the Louisiana Department of Environmental Quality, the Massachusetts Department of Environmental Protection, and the Department of Environmental Protection of the Commonwealth of Pennsylvania.

1.1.49
“Superfund” means the “Hazardous Substance Superfund” established by 26 U.S.C. § 9507 or, in the event such Hazardous Substance Superfund no longer exists, any successor fund or comparable account of the Treasury of the United States to be used for removal or remedial actions to address releases or threats of releases of Hazardous Substances.

1.1.50
“Support Agency” means the agency listed as such for each Property on Attachment A Column 8 to the Settlement Agreement.  Where a State environmental agency is the Lead Agency, U.S. EPA will be the Support Agency; where U.S. EPA is the Lead Agency, the State and, where applicable, Tribal environmental agency will be the Support Agency.

1.1.51	“Transferred Contracts” means those contracts and agreements relating to the Properties listed in Exhibit “C” to this Agreement.

1.1.52	“Treasury Regulations” means the Treasury Regulations promulgated under the Internal Revenue Code.

1.1.53	“Tribe” means the Saint Regis Mohawk Tribe.

1.1.54	“United States” means the United States of America, and all of its agencies, departments, and instrumentalities, including the U.S. EPA and the United States Department of the Treasury.

1.1.55	“U.S. EPA” means the United States Environmental Protection Agency and any successor departments or agencies of the United States.

1.1.56	“U.S. Treasury” means the United States Department of the Treasury and any successor departments or agencies of the United States.

1.2	Principles of Construction

1.2.1	The meanings set forth for defined terms in Section 1.1 or elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.

1.2.2
All references to “this Agreement” or “hereof” and other like terms mean, unless the context requires otherwise, this Agreement, including the Exhibits hereto, as it may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

1.2.3	The section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

1.2.4	References in this Agreement to Sections and Exhibits, unless otherwise specified, are to Sections of and Exhibits to this Agreement.

1.2.5
To the extent reasonably possible, the provisions of this Agreement shall be interpreted in a manner consistent with the Plan of Liquidation and the Settlement Agreement.  Where the provisions of this Agreement are irreconcilable with the provisions of the Plan of Liquidation, the terms of this Agreement shall govern.  Where the provisions of this Agreement are irreconcilable with the provisions of the Settlement Agreement, the terms of the Settlement Agreement shall govern.

ARTICLE 2
ESTABLISHMENT OF THE ENVIRONMENTAL RESPONSE TRUST

2.1	Name

The name of the Environmental Response Trust shall be the “Revitalizing Auto Communities Environmental Response Trust.”

2.2	Establishment of Environmental Response Trust

The Parties establish the Environmental Response Trust pursuant to this Agreement and the Settlement Agreement and as approved by the Bankruptcy Court to be effective as of the Effective Date to accomplish the purposes of the Environmental Response Trust described in Section 2.3 below and to benefit the Environmental Response Trust Beneficiary.  It is the intention of the Parties that this Agreement and the Settlement Agreement constitute the governing instruments of the Environmental Response Trust.  As of the Effective Date, the Environmental Response Trust Administrative Trustee shall have all the rights, powers and duties set forth herein and in the Settlement Agreement with respect to accomplishing the purpose of the Environmental Response Trust as set forth below, and the Governments shall have the rights and powers set forth in this Agreement and the Settlement Agreement.  Except as set forth in this Agreement or the Settlement Agreement, the Court shall retain continuing jurisdiction over the Environmental Response Trust, the Environmental Response Trust Assets and the Parties.

2.3	Purpose of the Environmental Response Trust

The exclusive purposes and functions of the Environmental Response Trust are to conduct, manage and/or fund Environmental Actions with respect to the Properties or migration of Hazardous Substances emanating from certain of the Properties in accordance with the provisions of this Agreement; to reimburse the Lead Agency for Environmental Actions it conducts with respect to the Properties; to own certain of the Properties, carry out administrative and property management functions related to the Properties and pay associated administrative costs; and to try to sell or transfer certain of the Properties with the objective that they be put to productive or beneficial use.  The Environmental Response Trust shall have no objective or authority to engage in any trade or business.  The performance by the Environmental Response Trust Administrative Trustee of its duties under this Agreement and the Settlement Agreement shall not be considered to be the Environmental Response Trust Administrative Trustee’s engaging in a trade or business.  This Environmental Response Trust is intended to satisfy all of the requirements of, and is intended by the Parties to be properly classified as, a qualified settlement fund pursuant to section 468B of the IRC and related Treasury Regulations.

2.4	Transfer of Ownership

Pursuant to the Plan of Liquidation and Paragraph 30 of the Settlement Agreement, the Parties hereby establish, on behalf of the Environmental Response Trust Beneficiary, and Settlors hereby agree to transfer, assign, and deliver to the Environmental Response Trust, or to an entity formed by the Environmental Response Trust or the Environmental Response Trust Administrative Trustee and owned by the Environmental Response Trust, if the law of the state in which the property to be transferred is situated prohibits a trust entity from holding title, on behalf of the Environmental Response Trust Beneficiary, all of Settlors’ rights, title and interests in and to the Environmental Response Trust Assets.  Settlors shall retain no ownership or other interest whatsoever in the Properties, the Funds or the Transferred Contracts.  The transfer of ownership shall be of all of the Settlors’ rights, titles and interests, and the transfer of the Properties shall be consistent with Paragraphs 30 through 32, 36 and 37 of the Settlement Agreement.  The Environmental Response Trust Administrative Trustee, on behalf of the Environmental Response Trust, hereby accepts and agrees to hold the Environmental Response Trust Assets in the Environmental Response Trust for the benefit of the Environmental Response Trust Beneficiary for the purposes described in Section 2.3, subject to the terms of the Plan of Liquidation, the Settlement Agreement, this Agreement, and any applicable orders of the Court.

2.5	Transfer of Funds and Creation of Environmental Response Trust Accounts

2.5.1
Funding.  On the Effective Date, the Settlors shall (i) transfer or cause to be transferred to the Environmental Response Trust or at the direction of the Environmental Response Trust Administrative Trustee cash in the amount of no less than $641,414,653, which constitutes the Environmental Response Trust Funds; (ii) pay or cause to be paid to the Expendable Trust as defined in Paragraph 79 of the Settlement Agreement the amount of $786,944; and (iii) pay or cause to be paid to the 807 Trust Fund as defined in Paragraph 80 of the Settlement Agreement the amount of $102,390.  Upon the Settlors’ transfer of the Properties listed in Exhibit “A” and Funds pursuant to this Agreement and the Settlement Agreement, Debtors shall have no further obligation to transfer any additional properties or funds under this Agreement, the Settlement Agreement or otherwise for the purpose of paying Environmental Costs, the costs of administering the Environmental Response Trust or for any other purpose relating to the Properties.

2.5.2
Environmental Response Trust Accounts.  Upon receipt of the Properties and the Funds, the Environmental Response Trust Administrative Trustee shall set aside in separate segregated trust subaccounts (each an “Environmental Cost Account”), the Funding for Environmental Costs with respect to each Property as follows: (i) minimum estimated property funding shall be placed in a Minimum Estimated Property Funding Account containing funding amounts for each Property as set forth on Table A Column 2 attached to the Settlement Agreement and totaling $294,977,592, (ii) reserve property funding shall be placed in a Reserve Property Funding Account containing funding amounts for each Property as set forth on Table A Column 3 attached to the Settlement Agreement and totaling $52,054,867, and (iii) a Long Term OMM Property Funding Account containing funding amounts (if any) for each Property as set forth in Table A Column 4 attached to the Settlement Agreement and totaling $84,099,794.  The Environmental Response Trust Administrative Trustee shall also set aside into a separate segregated trust subaccount the Cushion Funding totaling $68,282,400 (the “Cushion Funding Account”).  The Environmental Response Trust Administrative Trustee shall further set aside into a separate segregated trust subaccount the Administrative Funding in an amount no less than $102 million (the “Administrative Funding Account”), and into a further separate segregated trust subaccount the Administrative Reserve Funding totaling $40 million (the “Administrative Funding Reserve Account”).  The separate subaccounts are referred to in this Agreement individually as an “Environmental Response Trust Account” and collectively as the “Environmental Response Trust Accounts.”  The initial Funds for each of the Environmental Response Trust Accounts shall be as set forth in Paragraph 32 of the Settlement Agreement, subject to adjustment as provided by Paragraphs 36 and 37 of the Settlement Agreement.  Subject to Section 2.7

of this Agreement, the income and gains from any investment of the Environmental Response Trust Assets in an Environmental Response Trust Account shall be allocated, paid and credited to that same Environmental Response Trust Account and shall be used for the same purposes as the principal in that Environmental Response Trust Account as provided for in, and subject to the qualifications of, Paragraph 34 of the Settlement Agreement.

2.6	Holder of Environmental Response Trust Assets

Upon transfer of the Environmental Response Trust Assets to the Environmental Response Trust, the Environmental Response Trust shall be the exclusive holder of the Environmental Response Trust Assets described herein, including the Environmental Response Trust Accounts, for purposes of 31 U.S.C. § 3713(b).

2.7	Management of Environmental Response Trust Assets

2.7.1
Consistent with this Agreement and the Settlement Agreement, including but not limited to Paragraphs 60 through 62 of the Settlement Agreement, the Environmental Response Trust shall use (i) the Minimum Estimated Property Funding Account for each of the Properties to perform or fund Environmental Actions and to reimburse the Lead Agency for Environmental Actions it conducts with respect to that Property; (ii) the Reserve Property Funding Account to perform or fund Environmental Actions applicable to that Property, and to reimburse the Lead Agency for Environmental Actions it conducts with respect to that Property, after the Property’s Minimum Estimated Property Funding Account has been exhausted; and (iii) the Long Term OMM Account to fund or perform OMM at the Property, if any, beginning ten years after the Effective Date and to reimburse the Lead Agency for OMM it conducts with respect to that Property.  The Environmental Response Trust Administrative Trustee shall also use the Cushion Funding Account to fund Environmental Actions at Properties under certain circumstances as provided for under the terms of this Agreement and the Settlement Agreement, including but not limited to Paragraphs 55 through 59 of the Settlement Agreement.  The Environmental Response Trust Administrative Trustee shall further fund administrative expenses from the Administrative Funding Account as provided for under the terms of this Agreement and the Settlement Agreement, including but not limited to Paragraphs 52 and 54 of the Settlement Agreement.

2.7.2
Consistent with Paragraph 101 of the Settlement Agreement, the Environmental Response Trust Administrative Trustee may enter into a consent decree or consent order or agreement with the United States and/or a State or Tribe with regulatory authority, and may perform or cause to be performed work pursuant to administrative orders issued unilaterally by U.S. EPA or a State or Tribe under applicable law to facilitate implementation of Environmental Actions with respect to such Property.

2.7.3
The Environmental Response Trust Administrative Trustee shall transfer Funds from or among the Environmental Cost Accounts as provided for under the Settlement Agreement, including but not limited to Paragraphs 60 through 62 of the Settlement Agreement.  The Environmental Response Trust Administrative Trustee shall also transfer Funding from the Administrative Funding Account and the Administrative Funding Reserve Account as provided for under the Settlement Agreement, including but not limited to Paragraphs 52 through 54 of the Settlement Agreement.

2.8	Investment and Safekeeping of Environmental Response Trust Assets

2.8.1
The Environmental Response Trust Assets, until sold or otherwise disposed of as provided under the terms of this Agreement, the Settlement Agreement and the Plan of Liquidation, shall be held in trust.  The Environmental Response Trust Administrative Trustee shall be under no liability for interest or producing income on any moneys received by the Environmental Response Trust hereunder and held for distribution or payment as provided in this Agreement, except as such interest is actually received by the Environmental Response Trust.  Investments of any moneys held by the Environmental Response Trust shall be administered in a manner consistent with the standards and requirements of Section 704(a)(1) and (a)(2) of the Bankruptcy Code; provided, however, that the right and power of the Environmental Response Trust to invest the Environmental Response Trust Assets, the Environmental Response Trust Proceeds, or any income earned by the Environmental Response Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Article 3 hereof) in demand and time deposits, such as certificates of deposit, in banks or other savings institutions whose deposits are federally insured, or other liquid investments, such as U.S. Treasury bills, or such other investment as approved by the Governments; and provided further, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust, within the meaning of the Treasury Regulations section 301.7701-4(d), may be permitted to hold, pursuant to Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise (although the Parties acknowledge and agree that the Environmental Response Trust is intended to be properly characterized for U.S. federal and applicable state and local tax purposes as a qualified settlement fund within the meaning of Section 1.468B-1 of the Treasury

Regulations, and not as a liquidating trust under Section 301.7701-4(d) of the Treasury Regulations).

2.8.2
Consistent with Paragraph 35 of the Settlement Agreement, “separately dedicated subaccounts” may be accomplished by accounting entries and nothing herein shall preclude the Administrative Trustee from commingling funds solely for investment or administrative purposes, provided, however, that the Administrative Funding Account and Administrative Funding Reserve Account shall not be commingled with any other accounts under any circumstances and that the Environmental Response Trust Administrative Trustee is expressly prohibited from holding any or all of the Funds in a common, commingled or collective trust fund with the assets of any other entity.

2.8.3
Nothing in this Section 2.8 shall be construed as authorizing the Environmental Response Trust Administrative Trustee to cause the Environmental Response Trust to carry on any business or to derive any gains therefrom, including without limitation, the business of an investment company, or a company “controlled” by an “investment company,” required to register as such under the Investment Company Act of 1940, as amended.  The sole purpose of this Section 2.8 is to authorize the investment of the funds in the Environmental Response Trust Accounts or any portions thereof as may be reasonably prudent pending use of the proceeds for the purposes of the Environmental Response Trust.

2.9	Insurance Policy to Cover Cost Overruns with Respect to Future Response Actions

Only with the written consent of the United States on behalf of U.S. Treasury and U.S. EPA, shall the Environmental Response Trust Administrative Trustee spend any resources investigating the purchase of an insurance policy to cover cost overrun risks or re-opener risk with respect to future Environmental Actions at one or more of the Properties, with all associated costs to be funded from the Administrative Funding Account.  If, and only if, the United States and the State in which, or Tribe in whose territory, the Property is located unanimously consent in writing to the purchase of such insurance, shall the Environmental Response Trust Administrative Trustee purchase such insurance, with all associated costs and premiums to be funded exclusively from the relevant Properties’ Minimum Estimated Funding Account.

2.10	Access and Institutional Controls

As set forth in Paragraph 78 of the Settlement Agreement, the Environmental Response Trust shall at all reasonable times provide Lead Agencies and Support Agencies, as designated representatives of the Lead Agencies, as well as their contractors and consultants access to  all relevant portions of the Properties for the purposes of conducting Environmental Actions.  Nothing in the Plan of Liquidation, the Settlement Agreement or this Agreement is intended to or shall be construed to terminate or otherwise amend any easements or deed restrictions of record as to any Property existing prior to the Effective Date.  The Environmental Response Trust

Administrative Trustee shall abide by the terms of any institutional controls or deed restrictions in place as of the Effective Date.

2.11	Internal Accounting

The Environmental Response Trust Administrative Trustee shall maintain proper books, records, and accounts relating to all transactions pertaining to the Environmental Response Trust, and the assets and liabilities of, and claims against or assumed by, the Environmental Response Trust in such detail and for such period of time as may be necessary to enable the Environmental Response Trust Administrative Trustee to make full and proper accounting in respect thereof in accordance with Article 6 below and to comply with applicable provisions of law and Generally Accepted Accounting Principles (“GAAP”).  Except as otherwise provided herein or by the Plan of Liquidation or the Settlement Agreement, the Environmental Response Trust Administrative Trustee shall not be required to file any accounting or seek approval of the Court with respect to the administration of the Environmental Response Trust, or as a condition for making any payment or distribution out of the Environmental Response Trust Assets.  The United States shall have the right upon fourteen (14) days’ prior written notice delivered to the Environmental Response Trust Administrative Trustee to inspect such books and records during normal business hours.

2.12	Inspection of Books

Subject to the Wind-Down, the Orders, the Related Section 363 Transactions and the Cases, as defined in the DIP Credit Facility, as amended and entered by the Court on July 5, 2009, the Environmental Response Trust shall (a) keep proper books of records and account in which full, true and correct entries in conformity with Generally Accepted Accounting Principles (“GAAP”) and all requirements of law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the U.S. Treasury, the EDC, the Special Inspector General of the Troubled Asset Relief Program or the Comptroller General of the United States to visit and inspect any of its properties and examine and make abstracts from any of its books and records and other data delivered to them pursuant to the Loan Documents, as defined in the DIP Credit Facility, at any reasonable time upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Environmental Response Trust with advisors and employees of the Environmental Response Trust and with its independent certified public accountants.

2.13	Independent Audits

Consistent with Paragraph 76 of the Settlement Agreement, once every year, or in such other intervals as determined in accordance with Paragraph 76 of the Settlement Agreement, an independent certified public accountant selected by the United States in consultation with the States and Tribe shall conduct a financial audit of the assets, liabilities and accounting procedures of the Environmental Response Trust.  The accountant will provide a written report of the financial audit to the Governments and the Environmental Response Trust Administrative Trustee within fifteen days of completing the financial audit.  The Administrative Trustee shall make all books and records available to the accountant for inspection and pay the accountant’s fees and expenses for conducting such audit, which shall not exceed $250,000 per audit from the

Administrative Funding Account.  The same accountant shall not conduct more than three consecutive audits.

2.14	Termination

2.14.1
Consistent with the terms of this Agreement, the Settlement Agreement and the Plan of Liquidation, the Environmental Response Trust Administrative Trustee shall not unduly prolong the duration of the Environmental Response Trust and shall at all times endeavor to resolve, settle or otherwise dispose of all claims against Environmental Response Trust Assets and to effect the distribution of Environmental Response Trust Assets and other receipts relating thereto in accordance with the terms of this Agreement and the Settlement Agreement, and to terminate the Environmental Response Trust as soon as practicable consistent with this Agreement, the Settlement Agreement and the Plan of Liquidation.

2.14.2
The Parties agree that the rule against perpetuities does not apply to the Environmental Response Trust, but to the extent that any rule against perpetuities or a rule governing or limiting vesting, accumulations, the suspension of alienation or the like shall be deemed applicable, the Environmental Response Trust shall automatically terminate on the date 90 days after the date on which 21 years less 91 days pass after the death of the last survivor of all of the descendants of the late Joseph P. Kennedy, Sr., father of the late President John F. Kennedy, living on the date hereof, and provided further that if the Environmental Response Trust owns real property located in any jurisdiction that sets a maximum duration for interests in real property located in such jurisdiction held in trust under a rule against perpetuities or a rule governing or limiting vesting, accumulations, the suspension of alienation, or the like, that for the Environmental Response Trust is shorter than the date 90 days after the date on which 21 years less 91 days pass after the death of the last survivor of all of the descendants of the late Joseph P. Kennedy, Sr., father of the late President John F. Kennedy, living on the date hereof, the Environmental Response Trust shall automatically terminate as to such Property upon the expiration of the maximum period authorized pursuant to the laws of such jurisdiction.  If the Environmental Response Trust is terminated in whole or in part pursuant to this Section 2.14.2, title to the relevant Property or Properties as to which the Environmental Response Trust is terminated shall be transferred outright and free of trust to or at the direction of the United States in consultation with any of the States in which the relevant Property or Properties are located (or the Tribe in the case of the Massena Property), provided, however, in accordance with Paragraph 83 of the Settlement Agreement, that the disposition of all relevant Property or Properties shall be governed by applicable state and federal law, or by agreement of the Environmental Response Trust Administrative Trustee, the United States and the applicable State or Tribe, or by order of the Court, and further provided that neither the

 United States nor any State or Tribe will be required to accept an ownership interest in the relevant Property or Properties as to which the Environmental Response Trust is terminated.  Any Environmental Response Trust Assets remaining upon termination of the Environmental Response Trust shall be disposed of as provided for under Paragraph 82 of the Settlement Agreement.

2.15	Property Disposition

2.15.1
The United States, the State in which a Property is located (or the Tribe in the case of the Massena Property), or a governmental unit that is a designee thereof, may at any time propose in writing to take ownership of any of the Properties or any part thereof.  Any such proposed transfer and the terms thereof are subject to the notice to and consultation with the United States, the State or Tribe in whose jurisdiction the Property is located, and the affected communities.  Any Property owned by the Environmental Response Trust may be sold or transferred by the Administrative Trustee after the Administrative Trustee provides notice to and consults with the United States and the applicable State or Tribe, and affected communities where the Property is located.  Any sale or other disposition of a Property owned by the Environmental Response Trust shall be consistent with the provisions of Paragraphs 64 through 67 and 69 through 75 of the Settlement Agreement.

ARTICLE 3
WORK AND DISTRIBUTIONS

3.1	Budgets for and Payments by the Environmental Response Trust

3.1.1
Administrative Expenses of the Environmental Response Trust.  Within ninety (90) days after the Effective Date, and on or before January 1 of each year thereafter, the Environmental Response Trust Administrative Trustee shall provide the United States with a proposed annual budget for all expenditures from the Administrative Funding Account based on the most cost-effective use of the Funds.  The Administrative Trustee shall provide a copy of the proposed annual budget for the Administrative Funding Account to the U.S. Treasury for approval.  The Administrative Trustee shall provide a copy of the approved annual budget for the Administrative Funding Account to the Governments.  Along with each annual budget, the Administrative Trustee shall provide a separate forecast of administrative expenditures with annual details for at least the next three years (or such longer period as the United States shall reasonably request).  The Administrative Trustee is authorized to expend Administrative Funding Account funds consistent with the terms of this Agreement, the Settlement Agreement and the approved annual budget described in this paragraph.  The Environmental Response Trust shall regularly, but not less often than annually, and otherwise upon the reasonable request of the United States, provide documentation to the United States, the States and the Tribe to substantiate compliance with the approved administrative budget.  Each approved administrative budget shall include line items for emergency and unanticipated expenditures.

3.1.2
Remuneration for Environmental Response Trust Administrative Trustee’s Start-Up Fees and Expenses.  The Environmental Response Trust Administrative Trustee shall, in connection with the first annual budget, be entitled to remuneration from the Environmental Response Trust Administrative Funding Account of up to $165,000 per month for its fees and expenses, including attorneys’ fees, incurred from August 22, 2010, through the Effective Date in connection with the formation of the Environmental Response Trust, up to a maximum amount of $950,000.  The Environmental Response Trust Administrative Trustee shall submit documentation of its expenses as part of the approval process of the first annual budget.  The Environmental Response Trust Administrative Trustee shall coordinate with the Settlors to avoid duplication of efforts.

3.1.3
Environmental Expenses of the Environmental Response Trust.  Consistent with Paragraph 49 of the Settlement Agreement, the Environmental Response Trust Administrative Trustee shall oversee the preparation of balance sheets, financial statements and proposed annual budgets of projected expenditures for Environmental Costs from each of the Environmental Cost Accounts and the Cushion Funding Account.  The first proposed budgets for the remainder of the current calendar year and the next calendar year shall be prepared within ninety (90) days following the Effective Date and annual budgets shall be prepared thereafter on or before each January 1 during the term of the Environmental Response Trust.  The applicable Lead Agencies shall have the authority to approve or disapprove the proposed budgets consistent with Paragraph 49 of the Settlement Agreement.  If disapproved, a budget shall be revised and resubmitted as expeditiously as possible.  No expenses to be paid from an Environmental Cost Account may be incurred or paid by the Environmental Response Trust Administrative Trustee that are inconsistent with an approved budget, unless the Lead Agency approves an amended budget consistent with Paragraph 49 of the Settlement Agreement or any dispute relating to the budget is resolved by the Court or informal dispute resolution as set forth in Paragraphs 50 and 51 of the Settlement Agreement; provided, however, that the Environmental Response Trust Administrative Trustee may incur or pay ongoing or recurring expenses approved in the prior year’s budget that occur between the time a proposed annual budget or proposed amended annual budget is submitted and the time it is approved.  The Environmental Response Trust Administrative Trustee shall pay expenses and fees due to contractors, professionals or consultants hired consistent with the applicable approved annual budget or approved amended annual budget from the relevant

Environmental Response Trust Account.  In addition, the Environmental Response Trust Administrative Trustee shall pay Funds from the relevant Environmental Cost Account or, if applicable and previously approved, Cushion Funding Account, to the Lead Agency within 10 business days of a written request by the Lead Agency for such funds if the Environmental Actions completed by the Lead Agency are consistent with the approved or approved amended annual budget for a Property.  Such written request shall specify what expenditures by the Lead Agency the funds would reimburse and shall certify that such expenditures by the Lead Agency were only for Environmental Actions and/or oversight costs included in the approved or approved amended annual budget with respect to the Property.  Disputes between the Environmental Response Trust Administrative Trustee and Lead Agency will be resolved in accordance with Paragraphs 50 and 51 of the Settlement Agreement.

3.1.4
Emergency Environmental Action.  Consistent with the provisions of Paragraph 49(ii) of the Settlement Agreement, in the event of an emergency at a Property requiring performance of an Environmental Action within hours or days of the Environmental Response Trust Administrative Trustee first receiving notice of the emergency, the Environmental Response Trust Administrative Trustee shall be authorized to utilize funding from a Property’s Minimum Estimated Property Funding Account and/or Reserve Property Funding Account to conduct the emergency Environmental Actions or reimburse the Lead Agency or Support Agency for conducting the emergency Environmental Actions.

3.1.5
Annual Reports.  By March 1 of each year during the term of the Environmental Response Trust and within nine (9) months after termination of the Environmental Response Trust, the Environmental Response Trust Administrative Trustee shall prepare and submit to the Governments an annual report with respect to each of the Environmental Response Trust Accounts.  The annual report shall pertain to the prior calendar year, or if the report is a final report, such period from the most recent annual report to the termination of the Environmental Response Trust Accounts.  After receipt of an annual report, the States and Tribe shall have the right upon fourteen (14) days written notice delivered to the Environmental Response Trust Administrative Trustee to inspect the Environmental Response Trust’s books and records as related to the annual report.

3.2	Manner of Payment

Payments made by the Environmental Response Trust pursuant to this Agreement and the Settlement Agreement shall be in United States dollars by checks drawn on a domestic bank whose deposits are federally insured selected by the Environmental Response Trust Administrative Trustee, or where possible by wire transfer from such a domestic bank, at the option of the Environmental Response Trust Administrative Trustee.

3.3	Unclaimed Distributions

Upon the termination of the Environmental Response Trust, and after payment of all obligations of the Environmental Response Trust in accordance with applicable law, the Environmental Response Trust Administrative Trustee shall, as expeditiously as is consistent with the conservation and preservation of the Environmental Trust Assets, distribute any remaining assets in the Environmental Response Trust in accordance with this Agreement and the terms of Paragraphs 53, 54, 77, and 82 of the Settlement Agreement.

ARTICLE 4
THE ENVIRONMENTAL RESPONSE TRUST ADMINISTRATIVE TRUSTEE

4.1	Appointment

4.1.1
Debtors, after approval by the United States, hereby appoint, not individually but solely in its representative capacity as Environmental Response Trust Administrative Trustee, to serve as the Environmental Response Trust Administrative Trustee, and the Environmental Response Trust Administrative Trustee hereby accepts such appointment and agrees to serve in such representative capacity, beginning on the Effective Date of this Agreement.  Subject to the provisions of Section 4.11 herein, the term of the Environmental Response Trust Administrative Trustee shall be for five years at which time the Environmental Response Trust Administrative Trustee may be re-appointed or terminated as provided for under Paragraph 42 of the Settlement Agreement.  Any successor Environmental Response Trust Administrative Trustee shall be appointed in accordance with Paragraph 42 of the Settlement Agreement.  If the Environmental Response Trust Administrative Trustee is not reappointed and no successor Environmental Response Trust Administrative Trustee is appointed by the expiration of the Environmental Response Trust Administrative Trustee’s term, the Court may, on an interim basis, reappoint the Environmental Response Trust Administrative Trustee or appoint a successor Environmental Response Trust Administrative Trustee until a successor is appointed in accordance with Paragraph 42 of the Settlement Agreement.

4.1.2
The Environmental Response Trust Administrative Trustee is authorized, consistent with the requirements of Paragraphs 46, 47, 49 and 50 of the Settlement Agreement to obtain the services of outside environmental contractors (“Contractors”) and consultants (“Consultants”) to implement the Environmental Actions.  The Contractors and Consultants shall obtain environmental, general and professional liability insurance in the sum of no less than $25,000,000 or such lesser amount as agreed to by the Environmental Response Trust Administrative Trustee after consultation with the Governments.  Additional insureds or other beneficiaries of the insurance policies shall be the Environmental Response Trust and the insurance policies shall cover negligence committed by the Contractors and Consultants in implementing the future Environmental Actions or any other negligence committed by the Contractors and Consultants.  The legal relationship of Contractors and Consultants to the Environmental Response Trust and Environmental Response Trust Administrative Trustee is that of an independent contractor professional, not that of an employee of the Environmental Response Trust or the Environmental Response Trust Administrative Trustee.  The Contractors and Consultants shall not be deemed an Environmental Response Trust Protected Party.

4.2	General Authority

The Environmental Response Trust Administrative Trustee’s powers are exercisable solely consistent with and in furtherance of the purposes of the Environmental Response Trust, and in accordance with the terms of this Agreement and the Settlement Agreement and not otherwise.  The Environmental Response Trust Administrative Trustee shall have the authority to bind the Environmental Response Trust, and any successor Environmental Response Trust Administrative Trustee, or successor or assign of the Environmental Response Trust, but shall for all purposes hereunder be acting in its representative capacity as Environmental Response Trust Administrative Trustee and not individually.

4.3	Powers

In connection with the administration of the Environmental Response Trust, except as otherwise set forth in this Agreement and the Settlement Agreement, the Environmental Response Trust Administrative Trustee is authorized to perform any and all acts necessary to accomplish the purposes of the Environmental Response Trust.  However the Environmental Response Trust Administrative Trustee shall take all best efforts to take no action that causes the Environmental Response Trust to fail to qualify as a qualified settlement fund (for which no grantor trust election has been made) under section 468B of the Internal Revenue Code and the Treasury Regulations thereunder.  Expenditure of funds by the Environmental Response Trust Administrative Trustee to conduct, manage and/or fund Environmental Actions with respect to the Properties or migration of Hazardous Substances emanating from certain of the Properties in accordance with the provisions of this Agreement; to reimburse the Lead Agency for Environmental Actions it conducts with respect to the Properties; to own certain of the Properties, carry out administrative and property management functions related to the Properties and pay associated administrative costs; and to try to sell or transfer certain of the Properties with the objective that they be put to productive or beneficial use shall not be deemed to result in a breach of the preceding sentence.  The powers of the Environmental Response Trust Administrative Trustee shall, without any further Court approval or order, include, without limitation, each of the following:

4.3.1
to receive, manage, invest, supervise and protect the Environmental Response Trust Assets, withdraw, make distributions and pay taxes and other obligations owed by the Environmental Response Trust or the Environmental Response Trust Accounts from funds held by the Environmental Response Trust Administrative Trustee and/or the Environmental Response Trust (or the Environmental Response Trust

Accounts) in accordance with this Agreement and the Settlement Agreement, and withhold and pay to the appropriate taxing authority any withholding taxes on distributions from the Environmental Response Trust;

4.3.2
to invest in, and only in, demand and time deposits such as certificates of deposit, in banks or other savings institutions or other liquid investments, such as a U.S. Treasury bills as permitted by Section 345 of the Bankruptcy Code or as otherwise permitted by the Bankruptcy Court or agreed to by the Governments, but including only those investments, and expanded to include any additional investments, as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d), may be permitted to hold, pursuant to Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise;

4.3.3
to incur or assume liabilities in furtherance of or in connection with the Environmental Response Trust Administrative Trustee’s or the Environmental Response Trust’s duties, powers, authority, and obligations under this Agreement and the Settlement Agreement and determine and satisfy any and all liabilities created, incurred or assumed by the Environmental Response Trust;

4.3.4
to make distributions of the Environmental Response Trust Assets from the Environmental Response Trust Accounts for the purposes contemplated in this Agreement, the Settlement Agreement and the Plan of Liquidation;

4.3.5
to engage and retain employees, counsel and other professionals in a manner not inconsistent with the terms of this Agreement and the Settlement Agreement to assist the Environmental Response Trust Administrative Trustee with respect to the responsibilities described herein, on such terms as the Environmental Response Trust Administrative Trustee deems appropriate, without Bankruptcy Court approval;

4.3.6	to perform duties, exercise the powers, and assert the rights of a trustee under Sections 704(a)(1) and 704(a)(2) of the Bankruptcy Code;

4.3.7
to obtain general liability insurance, pollution legal liability insurance for third-party bodily injury and property damage risks and other reasonable insurance coverage, including errors and omissions and directors and officers liability insurance, with respect to the Environmental Response Trust Administrative Trustee’s liabilities and obligations as Environmental Response Trust Administrative Trustee under this Agreement and the Settlement Agreement (in the form of an errors and omissions policy or otherwise) and indemnification for the Environmental Response Trust

Administrative Trustee and others to the extent provided for in the Plan of Liquidation, this Agreement, and the Settlement Agreement;

4.3.8
to request any appropriate tax determination with respect to the Environmental Response Trust, protest, contest or otherwise object to any such tax determination, and make any tax election, settle or compromise any tax liability, or consent to any claim or assessment relating to taxes;

4.3.9
to effect all actions and execute all agreements, instruments and other documents necessary to implement this Agreement and the Settlement Agreement, including to exercise such other powers as may be vested in or assumed by the Environmental Response Trust and/or the Environmental Response Trust Administrative Trustee pursuant to this Agreement and any order of the Court or as may be necessary and proper to carry out the provisions of this Agreement.  No Person dealing with the Environmental Response Trust shall be obligated to inquire into the authority of the Environmental Response Trust Administrative Trustee in connection with the protection, conservation or disposition of Environmental Response Trust Assets.  The Environmental Response Trust Administrative Trustee is authorized to execute and deliver all documents on behalf of the Environmental Response Trust to accomplish the purposes of this Agreement and the Settlement Agreement;

4.3.10	to prosecute and defend lawsuits or administrative actions or proceedings on behalf of the Environmental Response Trust;

4.3.11	to take all other appropriate action with respect to the Environmental Trust Assets to the extent consistent with the purpose of the Environmental Response Trust; and

4.3.12	to file, if necessary, any and all tax and information returns with respect to the Environmental Response Trust, and pay taxes, if any, payable by the Environmental Response Trust.

4.4	Cleanup Managers

4.4.1
In connection with the administration of the Environmental Response Trust, the Environmental Response Trust Administrative Trustee is authorized to, consistent with the requirements of Paragraph 45 of the Settlement Agreement, employ on behalf of the Environmental Response Trust Cleanup Managers who will report to, and be subject to the supervision of, the Environmental Response Trust Administrative Trustee.

4.4.2
As provided for by Paragraph 45 of the Settlement Agreement, the Cleanup Managers shall be acceptable to the Lead Agencies with jurisdiction over Properties within the respective Cleanup Manager’s responsibilities, and each Cleanup Manager is subject to the disapproval of the applicable Lead Agencies.  Any Lead Agency may request that the

Environmental Response Trust Administrative Trustee replace the Cleanup Manager whose responsibilities include the Properties within the Lead Agency’s jurisdiction, and the Environmental Response Trust Administrative Trustee may replace a Cleanup Manager at any time, provided that the new Cleanup Manager is acceptable to the applicable Lead Agencies.  Costs associated with the Cleanup Managers will be paid from the Administrative Funding Account.

4.5	Redevelopment Manager

4.5.1
In connection with the administration of the Environmental Response Trust, the Environmental Response Trust Administrative Trustee is authorized to, consistent with the requirements of Paragraph 48 of the Settlement Agreement, employ on behalf of the Environmental Response Trust a Redevelopment Manager who will report to, and be subject to the supervision of, the Environmental Response Trust Administrative Trustee, to assist the Environmental Response Trust Administrative Trustee in dealing with the sale, lease or redevelopment of Properties.

4.5.2
As provided for under Paragraph 48 of the Settlement Agreement, the Redevelopment Manager’s duties will include consulting with applicable federal and state officials working on redevelopment issues and affected communities where the Property is located, and the Redevelopment Manager’s expenses will be paid from the Administrative Funding Account.

4.6	Retention of Professionals

The Environmental Response Trust Administrative Trustee is authorized to retain on behalf of the Environmental Response Trust and pay such third parties as the Environmental Response Trust Administrative Trustee (in accordance with a budget approved pursuant to Section 3.1 above) may deem necessary or appropriate to assist the Environmental Response Trust Administrative Trustee in carrying out its powers and duties under this Agreement, the Settlement Agreement and the Plan of Liquidation, including, without limitation, (i) counsel to the Environmental Response Trust and/or Environmental Response Trust Administrative Trustee, (ii) a public accounting firm to perform such accounting functions as may be required to (a) maintain the books and records of the Environmental Response Trust as required by this Agreement or the Settlement Agreement; (b) review and/or audit the financial books and records of the Environmental Response Trust as may be appropriate in the Environmental Response Trust Administrative Trustee’s reasonable discretion; and (c) prepare and file any tax returns or informational returns for the Environmental Response Trust or the Environmental Response Trust Accounts as may be required, and (iii) environmental consultants, custodians, appraisers, security personnel, engineers, surveyors, brokers, contractors, and clerks.  The Environmental Response Trust Administrative Trustee may pay all such Persons compensation for services rendered and expenses incurred in accordance with a budget approved as provided in Section 3.1.

4.7	Executive Compensation

The Environmental Response Trust shall take all necessary action to ensure that it complies in all respects with, and shall take all other actions necessary to comply with, (i)) Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as implemented by any guidance or regulation thereunder, including the rules set forth in 31 C.F.R. Part 30, or any other guidance or regulations under the EESA, as the same shall be in effect from time to time (collectively, the “Compensation Regulations”), and (ii) any rulings, limitations or restrictions implemented or issued by the Office of the Special Master for Troubled Asset Relief Program Executive Compensation with respect to the Environmental Response Trust.  The Environmental Response Trust shall also take all necessary action to ensure that it complies in all respects with, and shall take all other actions necessary to comply with, the Employ American Workers Act.

4.8	Limitation of the Environmental Response Trust Administrative Trustee’s Authority

The Environmental Response Trust and the Environmental Response Trust Administrative Trustee shall have no authority to do any of the following:

4.8.1
engage in any trade or business with respect to the Environmental Response Trust Assets or collect any proceeds therefrom except as, and to the extent the same is deemed in good faith by the Environmental Response Trust Administrative Trustee, to be reasonably necessary or proper for the conservation or protection of the Environmental Response Trust Assets, or the fulfillment of the purposes of the Environmental Response Trust;

4.8.2
take any action in contravention of this Agreement, the Settlement Agreement, the Plan of Liquidation, the Confirmation Order or applicable law, or any action that would make it impossible to carry on the activities of the Environmental Response Trust; or

4.8.3
except as otherwise set forth in this Agreement or the Settlement Agreement, possess property of the Environmental Response Trust or assign the Environmental Response Trust’s rights in specific property for other than purposes of the Environmental Response Trust.

4.9	Reliance by the Environmental Response Trust Protected Parties

Except as may otherwise be provided herein: (a) the Environmental Response Trust Protected Parties, the Environmental Response Trust and the Administrative Trustee may rely, and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties; (b) the Environmental Response Trust Protected Parties may consult with legal counsel, financial or accounting advisors and other professionals and shall not be personally liable for any action taken or not taken in accordance with the advice thereof; and (c) persons or entities dealing with the Environmental Response Trust Protected Parties, the Environmental Response Trust and the Administrative Trustee shall look only to the Environmental Response Trust assets that may be available to them consistent with this Agreement and the Settlement Agreement to satisfy any liability incurred by the Environmental Response Trust Protected Parties to such person or entity in carrying out the terms of this Agreement, the Settlement Agreement, the Plan or any order of the Bankruptcy Court, and the Environmental Response Trust Protected Parties shall have no liability absent a finding by Final Order of fraud or willful misconduct.

4.10	Cost Reimbursement of the Environmental Response Trust Administrative Trustee

The Environmental Response Trust shall pay its own reasonable and necessary costs and expenses, and shall reimburse the Environmental Response Trust Administrative Trustee for the actual reasonable out-of-pocket fees and expenses to the extent incurred by the Environmental Response Trust Administrative Trustee in connection with the Environmental Response Trust Administrative Trustee’s duties hereunder, including, without limitation, necessary travel, lodging, office rent, postage, photocopying, telephone and facsimile charges upon receipt of periodic billings, all in accordance with the applicable approved annual budget or approved amended annual budget and in accordance with the U.S. Department of Justice Fee Guidelines for Reviewing Applications for Compensation & Reimbursement of Expenses filed under 11 U.S.C. § 330, reprinted at 28 C.F.R. Part 58, without the necessity of court approval.  In no event shall any of the Environmental Response Trust Protected Parties be compensated (i) at a rate above $500 per hour for the first 1,500 hours billed by an individual in a calendar year; (ii) at a rate above $400 per hour for any hours billed in excess of 1,500 hours by any individual during a calendar year; (iii) on the basis of a fee structure that includes blended hourly rates; or (iv) on the basis of a fee structure that includes incentive compensation.

4.11	Liability of Environmental Response Trust Protected Parties

In no event shall the Environmental Response Trust Protected Parties be held liable to any third parties for any liability, action, or inaction of any other Party including each other and the Settlors.  The Environmental Response Trust Protected Parties shall, further, be indemnified and exculpated in accordance with Section 4.12 of this Agreement.

To the extent provided in the Settlement Agreement, the Environmental Response Trust Protected Parties are deemed to have resolved their civil liability to the Governments arising from or relating to the Properties under CERCLA, RCRA, and State environmental statutes, as well as any other environmental liabilities asserted in the Governments’ proofs of claim, and have protection from contribution actions or claims as provided by Sections 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2) or similar state law for matters addressed in the Settlement Agreement.  The Environmental Response Trust Protected Parties shall have the benefits of the covenants not to sue, contribution protections, and the other protection provisions as set forth in the Settlement Agreement.

4.12	Exculpation and Indemnification

The Environmental Response Trust Protected Parties shall be exculpated and indemnified and held harmless, consistent with the provisions of this Section 4.12 for any claims, causes of action, or other assertions of liability arising out of or in connection with:

(a)	the ownership of Environmental Response Trust Assets;

(b)
the discharge of duties and powers conferred upon the Environmental Response Trust and/or Environmental Response Trust Administrative Trustee by this Agreement, the Settlement Agreement and the Plan of Liquidation, any order of the Court, or applicable law or otherwise, including the performance of an Environmental Action on behalf of the Environmental Response Trust and the making of payments in accordance with this Agreement, the Settlement Agreement and the Plan of Liquidation, or any order of court, and the implementing of the provisions of this Agreement, the Settlement Agreement and the Plan of Liquidation or any order of court; or

(c)	any claim by or against Settlors.

4.12.1
Exculpation.  The Environmental Response Trust Protected Parties and the Environmental Response Trust are exculpated by all persons, including without limitation, holders of claims and other parties in interest, of and from any and all claims, causes of action and other assertions of liability arising out of or in connection with the matters contained in Section 4.12 (a), (b), and (c).  No person, including without limitation, holders of claims and other parties in interest, shall be allowed to pursue any claims or cause of action against any Environmental Response Trust Protected Party or the Environmental Response Trust for any claim against the Debtors, for making payments in accordance with the Settlement Agreement or any order of court, or for implementing the provisions of this Agreement, the Settlement Agreement, the Plan or any order of court.  However, nothing in this Section 4.12.1 or this Agreement or the Settlement Agreement shall preclude the Governments from enforcing their rights under this Agreement or the Settlement Agreement, including but not limited to any rights relating to a finding by Final Order of fraud or willful misconduct.

4.12.2
Indemnification.  The Environmental Response Trust shall indemnify, defend and hold harmless (without the Environmental Response Trust Protected Parties having to first pay from their personal funds) the Environmental Response Trust Protected Parties from and against any and all claims, causes of action, liabilities, obligations, losses, costs, taxes, judgments, damages or expenses (including attorneys’ fees and expenses) and any other assertion of liability arising out of or in connection with the matters contained in the provisions of Section 4.12 (a), (b) and (c) (collectively, the “Indemnifiable Expenses”), to the fullest extent permitted by applicable law.  Unless a determination is made by a Final Order of the Bankruptcy Court finding that an Environmental Response Trust Protected Party committed fraud or willful misconduct in relation to the Environmental Response Trust Protected Party’s duties (i) the Indemnifiable Expenses shall be paid from the Minimum Estimated Property Funding Account or Reserve Property Funding Account for the relevant Property if the Indemnifiable Expenses relate to an Environmental Action at the Property, and otherwise shall be paid from the Administrative Funding Account; and (ii) any judgment against Environmental Response Trust Parties shall be paid from the Minimum Estimated Property Funding Account or Reserve Property Funding Account for the relevant Property if the judgment relates to an Environmental Action at the Property, and otherwise shall be paid from the Administrative Funding Account.  In the event that the Indemnifiable Expenses are paid from the Minimum Estimated Property Funding Account or Reserve Property Funding Account, any payment shall be limited to funds in the Minimum Estimated Property Funding Account or the Reserve Property Funding Account for the relevant Property, as applicable.  Notwithstanding the foregoing, to the extent fraud or willful misconduct of any Environmental Response Trust Protected Party is alleged and the Court finds, by a Final Order, that such Environmental Response Trust Protected Party committed fraud or willful misconduct after the Effective Date in relation to the Environmental Response Trust Administrative Trustee’s duties that are alleged to be the basis for liability, there shall be no indemnification and no reimbursement for costs of defense of that Environmental Response Trust Protected Party for any judgments arising from such allegations of fraud or willful misconduct (the “Carved Out Expenses”).  The Environmental Response Trust shall advance to any Environmental Response Trust Protected Party incurring any Indemnifiable Expenses such amounts, on a monthly basis, if the Environmental Response Trust Protected Party provides the Environmental Response Trust with an undertaking reasonably satisfactory to the Environmental Response Trust Administrative Trustee that such Environmental Response Trust Protected Party will repay any amounts finally determined to be Carved Out Expenses.

4.12.3
It shall be an irrebuttable presumption that any action taken, or inaction, consistent with Court approval or approval of another court of competent jurisdiction shall not constitute willful misconduct or fraud.

4.13	Termination of the Environmental Response Trust, Replacement or Removal of the Environmental Response Trust Administrative Trustee.

4.13.1
Termination.  The duties, responsibilities and powers of the Environmental Response Trust Administrative Trustee will terminate on the date the Environmental Response Trust is terminated under applicable law in accordance with this Agreement and the Settlement Agreement, or by an order of the Court; provided that this Section and Sections 4.9, 4.11 and 4.12 above shall survive such termination.  The Environmental Response Trust’s duties to conduct Environmental Actions at a Property shall terminate when (i) the Lead Agency and Support Agency for the Property agrees in writing; or (ii) the purchaser of the Property agrees to assume responsibility for all Environmental Actions with respect to the Property in conformity with all applicable provisions of this Agreement and the Settlement Agreement.  Prior to such termination errors and omissions insurance shall be established.

4.13.2.	Resignation. The Environmental Response Trust Administrative Trustee may resign by giving not less than ninety (90) days prior written notice thereof to the Court.

4.13.3
Replacement.  Consistent with the provisions of the Settlement Agreement, the Environmental Response Trust Administrative Trustee may be replaced upon completion of any five (5) year term, however, this Section and Sections 4.9, 4.11 and 4.12 above shall survive such replacement.

4.13.4	Removal. The Environmental Response Trust Administrative Trustee may be removed, if such removal is consistent with the terms of the Settlement Agreement, by:

(1)
The entry of a Final Order by the Court, finding that the Administrative Trustee: (i) committed fraud or willful misconduct after the Effective Date in relation to the Environmental Response Trust Administrative Trustee’s duties under the Environmental Response Trust; (ii) has in any material respect, as a result of negligence, exacerbated conditions at any of the Properties; (iii) has been seriously or repeatedly deficient or seriously or repeatedly negligent or late in the performance of its duties, or (iv) has violated the provisions of the Settlement Agreement or this Agreement.  In the event of a finding by the Bankruptcy Court of the occurrence of the events set forth in the foregoing clauses (i), (ii), (iii), or (iv), the United States and the State in which, or Tribe in whose territory, the relevant Property is located may jointly direct that the Environmental Response Trust Administrative Trustee be replaced in accordance with this Agreement.  The removal of the Environmental Response Trust Administrative Trustee under this Section 4.13.4(1) and 4.13.4.(2) shall become effective immediately upon notice of appointment of a temporary or permanent successor.  The provisions of this Section and Section 4.9, 4.11 and 4.12 above shall survive the removal of the Environmental Response Trust Administrative Trustee.

(2)
Other than with respect to removal for fraud or willful misconduct, the Environmental Response Trust Administrative Trustee shall continue to be compensated and his expenses reimbursed until a successor Environmental Response Trust Administrative Trustee is in place.

4.14	Appointment of Successor Environmental Response Trust Administrative Trustees

Any successor Environmental Response Trust Administrative Trustee shall be selected in accordance with the provisions of Paragraph 42 of the Settlement Agreement and appointed by the Court.  Any successor Environmental Response Trust Administrative Trustee appointed hereunder shall execute an instrument accepting such appointment hereunder and shall file such acceptance with the Environmental Response Trust records.  Thereupon, such successor Environmental Response Trust Administrative Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of its predecessor in the Environmental Response Trust with like effect as if originally named herein; provided, however, that a removed, incapacitated or resigning Environmental Response Trust Administrative Trustee shall, nevertheless, when requested in writing by the successor Environmental Response Trust Administrative Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Environmental Response Trust Administrative Trustee under the Environmental Response Trust all the estates, properties, rights, powers, and trusts of such predecessor Environmental Response Trust Administrative Trustee.

4.15	No Bond

Notwithstanding any state law to the contrary, the Environmental Response Trust Administrative Trustee, including any successor Environmental Response Trust Administrative Trustee, shall be exempt from providing any bond or other security in any jurisdiction, except as specifically set forth in Settlement Agreement Paragraphs 79 through 81.

ARTICLE 5
ENVIRONMENTAL RESPONSE TRUST BENEFICIARY
AND POWERS AND RIGHTS HOLDERS

5.1	Environmental Response Trust Beneficiary

Beneficial interests in the Environmental Response Trust shall be held by the United States.

5.2	Identification of Environmental Response Trust Beneficiary

5.2.1
In order to determine the actual names and addresses of the authorized representatives of the United States, the Environmental Response Trust and the Environmental Response Trust Administrative Trustee shall be entitled to rely conclusively on the name and address of the authorized representative for the United States listed below in Section 5.2.3, who may from time to time provide additional or replacement names and addresses of authorized representatives, or listed in any written notice provided to the Environmental Response Trust Administrative Trustee in the future by an authorized representative of the United States.

5.2.2
The Environmental Response Trust Administrative Trustee shall send copies of all reports, budgets, annual balance statements, and other documents that the Environmental Response Trust Administrative Trustee is required to submit to the United States under this Agreement and the Settlement Agreement, and related implementation documents including any unilateral administrative orders, consent decrees, or administrative orders on consent to the following person(s), as applicable:

Authorized representative and party to receive all notices under Section 5.2.2:

The United States:

Assistant Attorney General
Environment and Natural Resources Division
U.S. Department of Justice
P.O. Box 7611
Ben Franklin Station
Washington, DC  20044
Ref. DOJ File No. 90-11-3-1-09754

David S. Jones
Natalie N. Kuehler
Assistant United States Attorneys
Office of the United States Attorney
for the Southern District of New York
86 Chambers Street, Third Floor
New York, NY  10007
Tel.:  (212) 637-2739/2741
Fax:  (212) 637-2750
Email:	David.Jones6@usdoj.gov
Natalie.Kuehler@usdoj.gov

U.S. EPA:

Bob Roberts
Attorney-Advisor
U.S. Environmental Protection Agency
Ariel Rios Building
1200 Pennsylvania Avenue, NW
Washington, DC  20460
Mail Code: 2272A
Tel.: (202) 564-4267

Fax: (202) 501-0269
Email:	roberts.robert@epa.gov

U.S. EPA Region 2:
Marla E. Wieder
Joel E. Singerman
U.S. EPA, Region 2
290 Broadway
New York, NY  10007-1866
Tel.:  (212) 637-3184
Fax:  (212) 678-2424
Email:	Wieder.Marla@epa.gov
Singerman.Joel@ epa.gov

U.S. EPA Region 5:
Peter Felitti
Jose Cisneros
U.S. EPA, Region 5
77 West Jackson Boulevard
Chicago, IL  60604
Tel.:  (312) 886-5114
Fax:  (312) 692-2495
Email:	Felitti.Peter@epamail.epa.gov
Cisneros.Jose@epamail.epa.gov

U.S. Treasury:
United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, D.C.  20220
Attention: Chief Counsel, Office of Financial Stability
Fax:  (202) 927-9225
Email:	OFSChiefCounselNotices@do.treas.gov

5.3	Settlors and Powers and Rights Holders

Upon the Effective Date of this Agreement, the Settlors shall have no interests including, without limitation, any reversionary interest, in the Environmental Response Trust or any Environmental Response Trust Assets.  Upon the Effective Date of this Agreement, the States and Tribe shall have the rights and powers provided to them under this Agreement and the Settlement Agreement, including the right to receive certain notices, reports and other materials.

5.3.1
In order to determine the actual names and addresses of the authorized representatives of a State or Tribe, the Environmental Response Trust and the Environmental Response Trust Administrative Trustee shall be entitled to rely conclusively on the name and address of the authorized representative for such State or the Tribe listed below in Section 5.3.2, who may from time to time provide additional or replacement names and addresses of authorized representatives, or listed in any written notice provided to the Environmental Response Trust Administrative Trustee in the future by an authorized representative of such State or the Tribe.

5.3.2
The Environmental Response Trust Administrative Trustee shall send copies of all reports, budgets, annual balance statements, and other documents that the Environmental Response Trust Administrative Trustee is required to submit to a State or the Tribe under this Agreement and the Settlement Agreement, and related implementation documents including any unilateral administrative orders, consent decrees, or administrative orders on consent to the following person(s), as applicable:

The State of Delaware

Kathleen M. Stiller
Program Manager II
DNREC-SIRB
391 Lukens Drive
New Castle, DE 19720
Phone: 302-395-2600
Fax: 302-395-2601
Email:	OFSChiefCounselNotices@do.treas.gov

Email: Kathleen.Stiller@state.de.us

and

Robert S. Kuehl
Deputy Attorney General
DNREC-SIRB
391 Lukens Drive
New Castle, DE 19720
Phone: 302-395-2600
Fax: 302-395-2601
Email:	OFSChiefCounselNotices@do.treas.gov

Email: Robert.Kuehl@state.de.us

The State of Illinois

James Morgan, AAG
Environmental Bureau South
Office of the Attorney General
500 South Second Street
Springfield, IL 62706
Tel.: 217-524-7506
Email:	OFSChiefCounselNotices@do.treas.gov

Email: jmorgan@atg.state.il.us

and

James Kropid
Illinois Environmental Protection Agency
Division of Legal Counsel
P.O. Box 19276
1021 North Grand Avenue East
Springfield, IL 62794-9276
Tel.: 217-782-5544
Email:	james.kropid@illinois.gov

The State of Indiana

Timothy J. Junk, Dep. Atty. Gen.
Office of the Attorney General
Indiana Government Center South, Fifth Floor
302 West Washington Street
Indianapolis, IN 46204
Tel.: (317) 232-6247
Email:	tim.junk@atg.in.gov

and

Michael E. Sickels, Sen. Tech. Adv.
Indiana Department of Environmental Management
Office of Land Quality
100 North Senate Avenue
MC 66-30 IGCN 1101
Indianapolis, IN 46204-2251
Tel.: (317) 232-3406
Email:	msickels@idem.in.gov

The State of Kansas

Rick Bean
Section Chief,
Remediation Section
Bureau of Environmental Remediation
Division of the Environment
Kansas Department of Health and Environment
1000 SW Jackson
Topeka, KS 66612-1368

and

Paul Gerard Marx
Attorney
Kansas Department of Health and Environment
1000 SW Jackson, Suite 560
Tel.: (785) 296-6917
Fax: (785) 296-7119
Email:	pmarx@kdheks.gov

The State of Michigan

Delores Montgomery, Chief
Hazardous Waste Section
Environmental Resource Management Division
Michigan Department of Natural Resources and Environment
Constitution Hall, Atrium North
525 West Allegan Street
Lansing, MI   48933
Tel.: (517) 373-7973
Fax: (517) 373-4797
Email:	montgomeryd1@michigan.gov

and

Chief; Redevelopment and Enforcement Support Unit
Compliance and Enforcement Section, Remediation Division
Michigan Department of Natural Resources and Environment
Constitution Hall
525 West Allegan Street
Lansing, MI   48933
Tel.: (517) 373-7508
Fax: (517) 241-9581
Email:	monroeb@michigan.gov

and

Celeste R. Gill (P52484)
Assistant Attorney General
Environment, Natural Resources and Agriculture Division
6th Floor, G. Mennen Williams Building
525 West Ottawa Street
P.O. Box 30755
Lansing, MI  48909
Tel.: (517) 373-7540
Fax: (517) 373-1610
Email:	gillc1@michigan.gov

The State of Missouri

Harry D. Bozoian
Department General Counsel
Missouri Department of Natural Resources
P.O. Box 176
1101 Riverside Drive
Jefferson City, MO 65102
Tel: (573) 751-0323
Email:	harry.bozoian@dnr.mo.gov

and

David J. Lamb
Director, Hazardous Waste Program
PO Box 176
Jefferson City, MO 65102
Tel: (573) 751-2747
Email:	david.lamb@dnr.mo.gov

and

John K. McManus, or his successor
Chief Counsel
Agriculture and Environment Division
P.O. Box 899
Jefferson City, MO 65102
Tel: (573) 751-8370
Fax: (573) 751-8796
Email:	jack.mcmanus@ago.mo.gov

The State of New Jersey

Section Chief,
Cost Recovery/Natural Resource Damages Section
Office of the Attorney General
Department of Law and Public Safety Division of Law
25 Market Street
P.O.Box 093
Trenton, New Jersey 08625-0093

The State of New York

Maureen Leary
Assistant Attorney General
Chief, Toxics Section
NYS Department of Law
Environmental Protection Bureau
The Capitol
Albany, New York 12224-0341
Tel.:  (518) 474-7154
Fax:  (518) 473-2534
Email:	maureen.leary@ag.ny.gov

The State of Ohio

Laurie Stevenson
Deputy Director, Business Relations
Ohio Environmental Protection Agency
50 W. Town Street
Columbus, Ohio 43215
Tel.:  (614) 644-2782
Fax:  (614) 614-3184
Email:	laurie.stevenson@epa.state.oh.us

and

Dale T. Vitale
Assistant Attorney General
30 E. Broad Street, 25th Floor
Columbus, Ohio  43215
Tel.:  (614) 466-2766
Fax:  (614) 644-1926
Email:	dale.vitale@ohioattorneygeneral.gov

The Commonwealth of Virginia

Melanie D. Davenport, Director
Division of Enforcement
Virginia Department of Environmental Quality
629 East Main Street
Richmond, Virginia  23219
Tel.:  (804) 698-4038

The State of Wisconsin

Darsi Foss, Chief, Brownfields and Outreach Section
Bureau of Remediation and Redevelopment
Wisconsin Department of Natural Resources
101 South Webster Street, PO Box 7921
Madison, WI 53707-7921
Tel: (608) 267-6713
Fax: (608) 267-7646
Email:	Darsi.Foss@wisconsin.gov

and

Janet DiMaggio, Project Manager
Wisconsin Department of Natural Resources – South Central Region
3911 Fish Hatchery Road
Fitchburg WI  53711
Tel:  608-275-3295
Fax:  608-275-3338
Email:	janet.dimaggio@wisconsin.gov

and

Kathleen Strasbaugh, Staff Attorney
Bureau of Legal Services
Wisconsin Department of Natural Resources
101 South Webster Street, PO Box 7921
Madison, WI 53707-7921
Tel: (608) 266-0911
Fax: (608) 266-6983
Email:	Kathleen.Strasbaugh@wisconsin.gov

and

Anne C. Murphy, Assistant Attorney General
Wisconsin Department of Justice
P.O. Box 7857
Madison, WI 53707-7857
Tel: (608) 266-9224
Fax:  608-267-2779
Email:	MurphyAC@doj.state.wi.us

The Louisiana Department of Environmental Quality

Christopher A. Ratcliff
Attorney Supervisor
Louisiana Department of Environmental Quality
P.O. Box 4302
Baton Rouge, Louisiana 70821-4302
Tel.: 225-219-3985
Email:	chris.ratcliff@la.gov

The Massachusetts Department of Environmental Protection

Stephen Johnson
Deputy Regional Director, Bureau of Waste Site Cleanup
Northeast Regional Office
Massachusetts Department of Environmental Protection
205B Lowell Street
Wilmington, MA 01887.

and

Jennifer Davis
Senior Counsel
Office of General Counsel
Massachusetts Department of Environmental Protection
One Winter Street
Boston, MA 02108

The Department of Environmental Protection of the Commonwealth of Pennsylvania

David Eberle
Environmental Cleanup Program Manager
Department of Environmental Protection of the Commonwealth of PA
400 Waterfront Drive
Pittsburgh, PA 15222-4745
Tel.:  (412) 442-4156
Fax:  (412) 442-4194
Email:	deberle@state.pa.us

The Saint Regis Mohawk Tribe

John J. Privitera, Esq.
McNamee, Lochner, Titus & Williams, P.C.
677 Broadway
Albany, NY  12207
Tel.:  (518) 447-3200
Fax:  (518) 426-4260
Email:	privitera@mltw.com

and

St. Regis Mohawk Tribe
Director, Environment Division
Community Building
412 Route 37
Akwesasne, NY  13655
Tel.:  (518) 358-5937
Fax:  (518) 358-6252
ATTN:	Kenneth Jock
Email:	ken.jock@srmt-nsn.gov

5.4	Transfer of Beneficial Interests, Rights and Powers

The beneficial interest of the United States in the Environmental Response Trust, and the rights and powers provided to the Governments in this Agreement and the Settlement Agreement, are not negotiable and may not be transferred other than by order of the Court.

ARTICLE 6
REPORTING AND TAXES

6.1	Reports

As soon as practicable after the end of the second and fourth quarters of each calendar year, beginning with the first such quarter ended after assets are first received by the Environmental Response Trust and ending as soon as practicable upon termination of the Environmental Response Trust, the Environmental Response Trust shall submit to the Governments a written report, including: (a) financial statements of the Environmental Response Trust through the end of such calendar quarter; and (b) a description of any action taken by the Environmental Response Trust in the performance of its duties which, as determined by outside counsel, accountants or other professional advisors, materially and adversely affects the Environmental Response Trust and of which notice has not previously been given to the Governments.  The Environmental Response Trust shall promptly submit additional reports to the Governments whenever, as determined by outside counsel, accountants or other professional advisors, an adverse material event or change occurs which affects either the Environmental Response Trust or the rights of the Persons receiving distributions (including, without limitation, the Governments) hereunder.  The Environmental Response Trust shall also provide the reports or information required by Section 3.1 of this Agreement.

6.2	Other

The Environmental Response Trust shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Environmental Response Trust, that are required by any applicable governmental unit.

6.3	Reports in Support of Insurance Claims

The Environmental Response Trust shall also file (or cause to be filed) reports and cost analyses in support of claims against insurance carriers at the request of the Governments and shall provide the Governments a copy of any such reports and cost analyses.

6.4	Tax Treatment of the Environmental Response Trust

Except as provided in the following sentence, for U.S. federal and applicable state and local income tax purposes, all Parties shall treat the Environmental Response Trust as a qualified settlement fund within the meaning of Treasury Regulation section 468B-1 (for which no grantor trust election has been made) and, to the extent provided by law, this Agreement shall be governed and construed in all respects consistently with such treatment.  The preceding sentence shall not be binding on the Internal Revenue Service as to the application of Treasury Regulation section 1.468B-1 or any other tax issue with respect to the Environmental Response Trust.  Following the funding of the Environmental Response Trust (and in no event later than February 15th of the calendar year following the funding of the Environmental Response Trust), the Settlors shall provide a “§ 1.468B-3 Statement” to the Environmental Response Trust Administrative Trustee in accordance with Treasury regulation section 1.468B-3(e).  Prior to the delivery of the § 1.468B-3 Statement, the Environmental Response Trust Administrative Trustee may reasonably consult with the Settlors,

6.5	Taxable Entity

In connection with the foregoing, the Environmental Response Trust will be treated as a separate taxable entity.  The Environmental Response Trust Administrative Trustee shall cause any property taxes imposed on property owned by the Environmental Response Trust, and all other taxes imposed on the Environmental Response Trust or its earnings, to be timely paid out of the Administrative Funding Account, and shall timely comply with all tax reporting and withholding requirements imposed on the Environmental Response Trust under applicable law.  Subject to definitive guidance from the Internal Revenue Service or a judicial decision to the contrary, the Environmental Response Trust Administrative Trustee shall file tax returns and pay applicable taxes with respect to the Environmental Response Trust in a manner consistent with the provisions of Treasury Regulation Section 1.468B-2.  All such taxes shall be paid from the Administrative Funding Account.

6.6	Trustee as Administrator

The Environmental Response Trust Administrative Trustee shall be the “administrator,” within the meaning of Treasury Regulation Section 1.468B-2(k)(3), of the Environmental Response Trust.

6.7	Fiscal Year

The Environmental Response Trust’s fiscal year shall be the calendar year.

6.8	Property Taxes
6.8.1.
Settlors shall pay all property and ad valorem taxes relating to the Properties and other assets owned by the Environmental Response Trust that are due on or prior to the Effective Date (and the Environmental Response Trust shall not be liable for such taxes), and the Environmental Response Trust shall pay all property and ad valorem taxes relating to the Properties and other assets owned by the Environmental Response Trust that are due after the Effective Date.

6.8.2.
Following the Effective Date, subject to Sections 6.16(a) and (d) of the MSPA, the Environmental Response Trust Administrative Trustee shall have the sole right, at its expense, to control, conduct, compromise, and settle any tax contest, audit, or administrative or court proceeding relating to any liability for property and ad valorem taxes attributable to the Properties and shall be authorized to respond to any such tax inquiries relating to the Properties.

6.8.3.
Following the Effective Date, subject to the MSPA, the Environmental Response Trust shall be entitled to the entire amount of any refunds or credits (including interest thereon) with respect to or otherwise relating to any property and ad valorem taxes attributable to the Properties, including for any taxable period ending on, prior to, or after the Effective Date.

6.8.4.
Each of the Debtors and the Environmental Response Trust Administrative Trustee shall cooperate fully with each other regarding the implementation of this Section 6.8 (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records, and documents relating to property and ad valorem taxes governed by this Section 6.8 until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals, or litigation with respect to such taxes.  Without limiting the generality of the foregoing, the Debtors shall execute on or prior to the Effective Date a power of attorney authorizing the Environmental Response Trust Administrative Trustee to correspond, sign, collect, negotiate, settle, and administer tax payments and tax returns for the taxes payable by the Environmental Response Trust and described in Section 6.8.1. hereof.

6.9	Expedited Determination

The Environmental Response Trust Administrative Trustee may request an expedited determination of taxes of the Environmental Response Trust under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Environmental Response Trust for all taxable periods through the termination of the Environmental Response Trust.

ARTICLE 7
MISCELLANEOUS PROVISIONS

7.1	Amendments and Waivers

Any provision of this Agreement may be amended or waived by mutual written consent of the Environmental Response Trust Administrative Trustee, the United States, the States and the Tribe; provided, however, that no change shall be made to this Agreement that would alter the provisions of Section 6.4 hereof or adversely affect the U.S. federal income tax status of the Environmental Response Trust as a “qualified settlement fund” (for which no grantor trust election has been made), in accordance with Section 6.4 hereof, or, unless agreed to in writing by the affected Environmental Response Trust Administrative Trustee, the rights of the Environmental Response Trust Administrative Trustee.  Technical amendments to this Agreement may be made as necessary, to clarify this Agreement or enable the Environmental Response Trust Administrative Trustee to effectuate the terms of this Agreement in a manner consistent with the Settlement Agreement with the mutual consent of the Environmental Response Trust, the United States, the States and the Tribe.

7.2	Cooperation

Debtors agree to cooperate with the Environmental Response Trust Administrative Trustee prior to the Effective Date by providing reasonable access to and/or copies of their non-privileged books and records relating to the Properties for the purpose of performing the Environmental Response Trust Administrative Trustee’s duties and exercising its powers hereunder, including all environmental information and/or data in the state and condition in which such records are found regarding the Properties in possession of Debtors or any environmental consultants or contractors previously retained by Debtors.  As provided for under Paragraph 41 of the Settlement Agreement, no later than January 1, 2011, Debtors shall provide to the Administrative Trustee copies of or access to all documents and other materials in the care, custody or control of Debtors, their professionals, consultants and/or contractors that: (i) contain or relate to environmental information regarding the Properties, (e.g., field notes, data packages, historical documentation, databases, models, cost estimates, reports, correspondence, etc.); (ii) contain or relate to non-environmental information concerning the management of the Properties; and (iii) contain or relate to any information concerning the implementation of and the spending of money associated with MLC’s wind-down budget as it relates to the Properties.  Prior to 30 days after the Effective Date, Debtors shall transmit all such documents and materials not already in the possession of the Administrative trustee to the Administrative Trustee, and upon the Effective Date the Environmental response Trust shall become the owner of the information in the IDEA database related to the Properties.  With respect to documents stored at the facilities of Iron Mountain Inc., (i) prior to January 1, 2011, Debtors will undertake reasonable efforts to reach agreement with New GM on a process to transfer any Iron Mountain Documents requested by the Administrative Trustee to the Environmental Response Trust no later than July 31, 2011; and (ii) on the Effective Date, Debtors shall transfer all their rights to the Iron Mountain Documents, including their rights to copies of and access to such documents, to the Administrative Trustee.  Prior to the Effective Date and for a period of sixty (60) days after the Effective Date, Debtors and/or any successor entity shall provide reasonable access by the Environmental Response Trust Administrative Trustee to such employees of Debtors, their agents, advisors, attorneys, accountants or any other professionals hired by the Debtors with knowledge of matters relevant to the Environmental Trust Assets.  The Environmental Response Trust and Environmental Response Trust Administrative Trustee shall take such actions and execute such documents as are reasonably requested by Debtors with respect to effectuating this Agreement, the Settlement Agreement and the transactions contemplated thereby, provided that such actions are not inconsistent with this Agreement, the Settlement Agreement or the Plan of Liquidation, and provided that such actions shall be at the sole expense of the Debtors.  The Environmental Response Trust Administrative Trustee, Debtor, and the Lead Agency for each of the Properties will exchange information and reasonably cooperate to determine the appropriate disposition of executor contracts or unexpired leases, if any, that relate to the relevant Property.

7.3	Situs of the Environmental Response Trust

The situs of the Environmental Response Trust herein established is New York, and except to the extent the Bankruptcy Code or other U.S. federal law is applicable the rights, duties, and obligations arising under the Trust Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of law thereof.

7.4	Headings

The section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or any term or provision hereof.

7.5	Severability

If any provision of this Agreement or application thereof to any Person or circumstance shall be finally determined by the Court to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

7.6	Sufficient Notice

Any notice or other communication hereunder shall be in writing (including, but not limited to, facsimile transmission or by e-mail) and shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in a post office or letter box addressed to the Person for whom such notice is intended (or in the case of notice by facsimile or e-mail, when received and telephonically or electronically confirmed), to the name and address set forth in Sections 5.2 and 5.3 of this Agreement or such other address provided in writing to the Environmental Response Trust Administrative Trustee by an authorized representative of the United States or the respective State or Tribe.

Any notice to the Environmental Response Trust Administrative Trustee shall be provided to:

Elliott P. Laws
1001 Pennsylvania Avenue, N.W., 13th Floor
Washington, DC  20004
Tel: 202/624-2500
Fax: 202.628.5116

7.7	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

7.8	Actions Taken on Other Than Business Day

If any payment or act under the Plan of Liquidation, this Agreement or the Settlement Agreement is required to be made or performed on a date that is not a business day, then the making of such payment or the performance of such act may be completed on the next succeeding business day, but shall be deemed to have been completed as of the required date.  For the purposes of this Agreement, a business day shall be any of the days Monday through Friday, excluding federal holidays.

7.9	Compliance with Laws

Any and all transfers or sales of Environmental Response Trust Assets by the Environmental Response Trust shall be in compliance with applicable federal and state laws.

7.10	Preservation of Privilege

In connection with the rights, claims, and causes of action that constitute the Environmental Response Trust Assets, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Environmental Response Trust shall vest in the Environmental Response Trust and its representatives, and the Parties are authorized to take all necessary actions to effectuate the transfer of such privileges.

7.11	No Partnership

This Agreement is intended to create a trust and a trust relationship and to be governed and construed in all respects as a trust.  The Environmental Response Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, joint venture, corporation, joint stock company or association, nor shall the Environmental Response Trust Administrative Trustee, the United States, or any of them, for any purpose be, or be deemed to be or be treated in any way whatsoever to be, liable or responsible hereunder as partners or joint venturers.  The relationship of the United States to the Environmental Response Trust shall be solely that of beneficiary of a trust and shall not be deemed to be a principal or agency relationship, and the rights of the United States shall be limited to those conferred upon it by this Agreement and the Settlement Agreement.

7.12	Uniform Trust Act

The Environmental Response Trust Agreement shall not be subject to any provision of the Uniform Trust Act as adopted by any State, now or in the future.

7.13	Dispute Resolution

The Parties recognize that alternative dispute resolution may lead to the more efficient resolution of disputes in many circumstances and where appropriate and upon agreement of the relevant Parties, will engage in non-binding informal dispute resolution prior to petitioning the Court to resolve any dispute under this Agreement.  Where disputes are not resolved consensually or by alternative dispute resolution, the provisions of the Settlement Agreement regarding the judicial resolution of disputes shall apply.

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IN WITNESS WHEREOF, THE UNDERSIGNED PARTIES ENTER INTO THIS AGREEMENT

FOR THE UNITED STATES

ROBERT G. DREHER	PREET BHARARA
Acting Assistant Attorney General	United States Attorney
Environment and Natural Resources	Southern District of New York
Division	By: David S. Jones
U.S. Department of Justice	Natalie N. Kuehler
Assistant U.S. Attorneys

Date:	Date:

Alan S. Tenenbaum
National Bankruptcy Coordinator
Patrick Casey
Senior Counsel
Environment and Natural Resources Division
Environmental Enforcement Section
U.S. Department of Justice

Date:

CYNTHIA GILES
Assistant Administrator
Office of Enforcement and Compliance
Assurance
U.S. Environmental Protection Agency

FOR MOTORS LIQUIDATION COMPANY, MLC OF HARLEM, INC., MLCS, LLC, MLCS DISTRIBUTION CORPORATION, REMEDIATION AND LIABILITY MANAGEMENT COMPANY, INC., AND ENVIRONMENTAL CORPORATE REMEDIATION COMPANY, INC.

Date:
Ted Stenger
Executive Vice President
Motors Liquidation Company, as agent for each of the foregoing entities
401 S. Old Woodward Avenue
Suite 370
Birmingham, MI 48009
Tel.: (313) 486-4044
Fax: (313) 486-4259
Email: tstenger@alixpartners.com

Date:
Jim M. Redwine
Vice President of Environmental Affairs
Motors Liquidation Company, as agent for each of the foregoing entities

Date:
David R. Berz
Weil, Gotshal & Manges LLP
Attorneys for Debtors and Debtors in Possession
1300 Eye Street, NW, Suite 900
Washington, D.C. 20005
Tel.: (202) 682-7000
Fax: (202) 857-0939
Email: david.berz@weil.com

FOR THE ENVIRONMENTAL RESPONSE TRUST ADMINISTRATIVE TRUSTEE

EPLET, LLC in its Representative Capacity as the Environmental Response Administrative Trustee of The Environmental Response Trust

Date:	By:
Name: Elliott P. Laws
Title: Managing Member

Date:	By:
Michael O. Hill
Chief Operating Officer and General Counsel
The Environmental Response Trust

FOR THE STATE OF DELAWARE

Date:
Collin P. O’Mara, Secretary
Delaware Department of Natural Resources
and Environmental Control

Date:
Robert S. Kuehl
Deputy Attorney General
Delaware Department of Justice

FOR THE STATE OF ILLINOIS AND THE ILLINOIS ENVIRONMENTAL PROTECTION AGENCY

FOR THE STATE OF ILLINOIS
LISA MADIGAN, Attorney General of the State of Illinois

MATTHEW J. DUNN, Chief
Environmental Enforcement/Asbestos Litigation Division

Date:
THOMAS E. DAVIS, Chief
Environmental Bureau
Assistant Attorney General
500 South Second Street
Springfield, IL 62706

FOR THE ILLINOIS ENVIRONMENTAL PROTECTION AGENCY

Date:
JOHN J. KIM
Chief Legal Counsel

FOR THE STATE OF INDIANA

Indiana Department of Environmental Management	Gregory F. Zoeller, Attorney General of Indiana Atty. No. 1958-98

By:	By:
Thomas W. Easterly Commissioner	Patricia Orloff Erdmann Chief Counsel for Litigation Atty. No. 17664-49A

By:	By:
Bruce H Palin, Assistant Commissioner Office of Land Quality Ind. Dept. of Environmental Mgmt 100 North Senate Avenue MC 50-01, ICGN 1301 Indianapolis, IN 46204	Timothy J. Junk Deputy Attorney General Atty. No. 5587-02 Office of the Attorney General Indiana Government Center South, Fifth Floor 302 West Washington Street Indianapolis, IN 46204

Date:	Date:

FOR THE STATE OF KANSAS

Date:
RODERICK L. BREMBY
Secretary
Kansas Department of
Health and Environment

FOR THE STATE OF MICHIGAN

Date:
Bill Schuette
Attorney General

Celeste R. Gill (P52484)
Assistant Attorney General
Environment, Natural Resources and
Agriculture Division
6th Floor, G. Mennen Williams Building
525 West Ottawa Street
P.O. Box 30755
Lansing, MI 48909
Tel.: (517) 373-7540
Fax: (517) 373-1610
gillc1@michigan.gov
Attorneys for the Michigan Department
of Natural Resources and Environment

FOR THE STATE OF MISSOURI

Date:
CHRIS KOSTER
Attorney General for the State of Missouri

JOHN K. McMANUS
Chief Counsel
Agriculture and Environment Division
P.O. Box 899
Jefferson City, Missouri 65102
Tel.: (573) 751-8370
Fax: (573) 751-8796
Email: jack.mcmanus@ago.mo.gov

Date:
Leanne Tippett Mosby
Director
Division of Environmental Quality
Missouri Department of Natural Resources
P.O. Box 176
Jefferson City, Missouri 65102

FOR THE STATE OF NEW JERSEY

Date:
PAULA T. DOW
Attorney General for the State of New Jersey

	By:	Richard F. Engel
Deputy Attorney General
Richard J. Hughes Justice Complex
25 Market Street
P.O. Box 093
Trenton, New Jersey 08625-0093
Tel.: (609) 984-4863
Fax: (609) 341-5030

FOR THE STATE OF NEW YORK

ERIC T. SCHNEIDERMAN
Attorney General

Date:
	By:	Maureen Leary
Assistant Attorney General
Chief, Toxics Section
NYS Department of Law
Environmental Protection Bureau
The Capitol
Albany, New York 12224-0341
Tel.: (518) 474-7154
Fax: (518) 473-2534
maureen.leary@ag.ny.gov

FOR THE STATE OF OHIO

Date:
MICHAEL DEWINE
Attorney General for the State of Ohio

	By:	Dale T. Vitale
Assistant Attorney General
30 E. Broad Street, 25th Floor
Columbus, Ohio 43215
Tel.: (614) 466-2766
Fax: (614) 644-1926
Email: dale.vitale@ohioattorneygeneral.gov

FOR THE COMMONWEALTH OF VIRGINIA

KENNETH T. CUCCINELLI, II
ATTORNEY GENERAL

Date:	By:
Kerri L. Nicholas, VSB # 47230
Assistant Attorney General
Environmental Section
Virginia Office of the Attorney General
900 East Main Street
Richmond, Virginia 23219
(804) 371-8721
knicholas@oag.staet.va.us

FOR THE STATE OF WISCONSIN

CATHY STEPP
Secretary

Date:
MATT MORONEY
Deputy Secretary
Wisconsin Department of Natural Resources

Approved as to form:
J.B. VAN HOLLEN
Attorney General

Date:
ANNE C. MURPHY
Assistant Attorney General
State Bar # 1031600
Attorneys for the State of Wisconsin

FOR THE LOUISIANA DEPARTMENT OF ENVIRONMENTAL QUALITY

Date:
Cheryl Sonnier Nolan
Assistant Secretary
Office of Environmental Services
Louisiana Department of Environmental Quality

FOR THE MASSACHUSETTS DEPARTMENT OF ENVIRONMENTAL PROTECTION

MASSACHUSETTS DEPARTMENT OF ENVIRONMENTAL PROTECTION
By its attorney,

MARTHA COAKLEY,
ATTORNEY GENERAL
MASSACHUSETTS DEPARTMENT OF ENVIRONMENTAL PROTECTION

Date:	By:
Carol Iancu, MA BBO # 635626
Assistant Attorney General
Environmental Protection Division
Massachusetts Office of the Attorney General
One Ashburton Place, 18th Floor
Boston, MA 02108
(617) 963-2428
carol.iancu@state.ma.us

FOR THE DEPARTMENT OF ENVIRONMENTAL PROTECTION OF THE COMMONWEALTH OF PENNSYLVANIA

Date:
Susan Shinkman
Chief Counsel
Office of Chief Counsel
Rachel Carson State Office Building
400 Market Street
Harrisburg, Pennsylvania 17101-2301

FOR THE SAINT REGIS MOHAWK TRIBE

Date:
McNAMEE, LOCHNER, TITUS
& WILLIAMS, P.C.
John J. Privitera, Esq.
Jacob F. Lamme, Esq.
677 Broadway
Albany, New York 12207
Tel.: (518) 447-3200
Fax: (518) 426-4260